Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 16

(to prospectus dated June 5, 2024)

1,331,452 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Carmell Corporation (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTCX.” On April 11, 2025, the last reported sale price of our common stock was $0.1246 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2025

Longevity Health Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 412 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XAGE	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	XAGEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 11, 2025, Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Biolabs (the “Merger”), with Biolabs continuing as a wholly owned subsidiary of the Company and the surviving company of the Merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each then-outstanding share of Biolabs common stock, par value $0.01 per share (the “Biolabs Common Stock”), and each then-outstanding share of Biolabs preferred stock, par value $0.01 per share (the “Biolabs Preferred Stock,” and together with Biolabs Common Stock, the “Biolabs Capital Stock”), will be converted into, and become exchangeable for, the right to receive (a) a number of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), based on a ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”) and (b) the contingent right value right to be issued by the Company, representing the contractual right to receive a pro rata portion of up to 12,082,313 additional shares of Company Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025, in accordance with the Merger Agreement and the Contingent Value Rights Agreement to be entered into at the closing of the transactions completed by the Merger Agreement (the “Closing”), by and among Parent, an exchange agent to be mutually agreed upon by the Company and Biolabs, and the Stockholder Representative.

Concurrent Financing

Pursuant to the Merger Agreement, prior to or concurrently with the Closing, the Company will consummate a financing through the sale of Company securities (the “Concurrent Financing”) to raise minimum gross proceeds of $4,000,000 (including only up to $2,000,000 of debt) on such terms as mutually agreed to by the Company and Biolabs. The proceeds from the Concurrent Financing shall be used, among other things, for working capital and general corporate purposes.

Conditions to the Merger

The Closing is subject to the satisfaction or, to the extent permitted by law, the waiver of certain conditions including, among other things, (i) the Registration Statement (as defined below) having become effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and not being subject to any stop order or proceeding seeking a stop order or having been withdrawn, (ii) no law or order preventing the Merger and the other transactions contemplated by the Merger Agreement, (iii) the required approvals by each respective party’s stockholders, (iv) the executed Lock-Up Agreements (as defined in the Merger Agreement) having been delivered to the Company and Biolabs, respectively, (v) the shares of Company Common Stock to be issued in the Merger being approved for listing (subject to official notice of issuance) on the Nasdaq Stock Market (“Nasdaq”), (vi) the completion of the Concurrent Financing, (vii) each party’s satisfaction of the Due Diligence Contingency (as defined in the Merger Agreement) and (viii) the parties’ mutual agreement on the post-Closing management and board composition and compensation.

Certain Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Biolabs, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Biolabs, indemnification of directors and officers, and the Company’s and Biolabs’ conduct of their respective businesses between the date of signing the Merger Agreement and the date of the Closing.

In connection with the Merger, the Company will prepare and file a combined registration statement on Form S-4 registering the Company Common Stock to be issued to the Biolabs stockholders in the Merger (the “Registration Statement”), and a proxy statement with respect to the meeting of the Company’s stockholders (the “Proxy Statement”) at which, among other things, the Company has agreed to seek the approval of its stockholders with respect to certain actions, including the issuance of Company Common Stock to the Biolabs stockholders in connection with the Merger and the other transactions contemplated under the Merger Agreement, pursuant to Nasdaq rules.

The Merger Agreement contains certain termination rights, including, among others, (i) the mutual written consent of the parties, (ii) the right of either party to terminate the Merger Agreement if the Merger shall not have been consummated by September 30, 2025 (the “End Date”), (iii) the right of either party to terminate the Merger Agreement if a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by the Merger Agreement, (iv) the right of the Company to terminate the Merger Agreement if Biolabs stockholder approval is not obtained within two business days of the

Registration Statement becoming effective, (v) the right of either party to terminate the Merger Agreement if the Company’s stockholders fail to approve the issuance of Company Common Stock to Biolabs stockholders, (vi) the right of the Company to terminate the Merger Agreement, at any time prior to obtaining Company stockholder approval, upon the occurrence of a Company Triggering Event (as defined in the Merger Agreement) (vii) the right of Biolabs to terminate the Merger Agreement, at any time prior to obtaining Biolabs stockholder approval, upon the occurrence of a Parent Triggering Event (as defined in the Merger Agreement), (viii) the right of either party to terminate the Merger Agreement due to a breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, (ix) the right of Biolabs to terminate the Merger Agreement if the Company fails to satisfy any of the Company Special Conditions (as defined in the Merger Agreement) on or before May 26, 2025, and (x) the right of either party to terminate the Merger Agreement if on or before May 26, 2025, such party determines that the Due Diligence Contingency will not be satisfied. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay Biolabs a termination fee of $2 million, including (i) upon termination by Biolabs if either (a) the Merger has not been consummated by the End Date or (b) the Company’s stockholders fail to approve the issuance of Company Common Stock to Biolabs stockholders (but, in each such case, only if Biolabs would have had the right to terminate for a Parent Triggering Event), (ii) upon termination by Biolabs for a Parent Triggering Event, and (iii) upon termination by the Company if it determines that the Due Diligence Contingency will not be satisfied on or before May 26, 2025 in the absence of a Company Material Adverse Event (as defined in the Merger Agreement).

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

"At the Market" Sales Agreement

On April 14, 2025, the Company entered into a Sales Agreement (the “Sales Agreement”) with Brookline Capital Markets, a division of Arcadia Securities, LLC, as sales agent (the “Agent”), pursuant to which the Company may offer and sell shares of Company Common Stock, having an aggregate offering price of up to $2,000,000, from time to time, pursuant to an “at the market” offering program (the “Offering”) under which the Agent will act as sales agent. The issuance and sale of shares in the Offering, if any, by the Company under the Sales Agreement will be pursuant to a prospectus supplement, dated April 14, 2025, and an accompanying base prospectus, dated February 12, 2025, contained therein, which together form a part of the Company’s “shelf” registration statement on Form S-3 (File No. 333-284670) filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2025 (the “Registration Statement”) and declared effective by the SEC on February 12, 2025.

No sales may occur pursuant to the Offering until all closing deliverables have been received by the Agent as set forth in the Sales Agreement. The Company has agreed to pay the Agent a commission for its services in acting as agent in the Offering in the amount of 3.0% of gross proceeds from the sale of the shares pursuant to the Sales Agreement and will reimburse the Agent for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Sales Agreement in an amount not to exceed $50,000 in connection with execution of the Sales Agreement and in an amount not to exceed $7,500 per quarter thereafter. The Company has also agreed to provide the Agent with customary indemnification and contribution rights.

Subject to the terms and conditions of the Sales Agreement, the Agent will use its commercially reasonable efforts to sell the shares from time to time, based upon the Company’s instructions, by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. The Company or the Agent may suspend or terminate the Offering upon notice to the other party and subject to other conditions. The Company is not obligated to make any sales of Company Common Stock under the Sales Agreement. The Offering will terminate upon the termination of the Sales Agreement in accordance with its terms.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The opinion of K&L Gates LLP, the Company’s legal counsel, regarding the validity of the shares of Company Common Stock to be offered and sold under the Sales Agreement is filed as Exhibit 5.1 hereto. This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 5.01.

Item 8.01 Other Events.

On April 14, 2025, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K (this “Current Report”) contains forward-looking statements that are based on beliefs, assumptions and information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. However, not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this Current Report, the Company cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which the Company cannot be certain. Forward-looking statements in this Current Report include, but are not limited to, statements regarding (i) the Merger and anticipated benefits of the Merger, (ii) the anticipated impact of the Merger on the combined company’s business and future financial and operating results, (iii) aspects of the Company’s and Biolabs’ operations, (iv) our goals, plans and projections with respect to our operations, financial position and business strategy. We cannot assure you that the forward-looking statements in this Current Report on Form 8-K will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, (1) risks rmaelating to the proposed Merger, including (a) the inability to obtain regulatory approvals required to consummate the Merger on the terms expected, at all or in a timely manner, (b) the failure of conditions to the Closing and the ability of the parties to consummate the Merger on a timely basis or at all, (c) the failure of the Merger to deliver the estimated value and benefits expected by the Company, (d) the incurrence of unexpected future costs, liabilities or obligations as a result of the Merger, (e) the effect of the announcement of the Merger on the ability of the Company or Biolabs to retain and hire necessary personnel and maintain relationships with material commercial counterparties, consumers and others with whom the Company and Biolabs do business, (f) the ability of the Company to successfully integrate Biolabs’ operations over time, (h) the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to Biolabs’ business after the Closing (i) the risk that as a result of adjustments to the Exchange Ratio, each company’s stockholders could own more or less of the combined company than is currently anticipated, (j) risks related to the market price of the Company Common Stock relative to the value suggested by the Exchange Ratio, (k) the risk that the Concurrent Financing is not consummated prior to the Closing, (l) risks related to the Company’s ability to maintain its listing on the Nasdaq Capital Market and to manage its operating expenses and its expenses associated with the proposed Merger pending the Closing, and (m) other risks and uncertainties inherent in a transaction of this size and nature, (2) the general strength of the economy and other economic conditions; (3) risks related to the diversion of management’s attention from the Company’s ongoing business; (4) the ability to recognize anticipated benefits from our commercial products, R&D pipeline, and distribution agreements, (5) changes in applicable laws or regulations, and (6) other risks and uncertainties described under the header “Risk Factors” in the Company’s Annual Report on Form 10-K filed by us with the SEC on March 31, 2025, and in our other reports filed with the SEC. Most of these factors are outside of our control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by the Company or any other person that we will achieve our objectives and plans in any specified time frame or at all. Except as required by law, we undertake no obligation to publicly update any forward-looking statement contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Current Report.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This communication relates to the proposed Merger involving the Company and Biolabs and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company will file relevant materials with the SEC, including the Form S-4, the Proxy Statement and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that the Company may file with the SEC and or send to the Company’s stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Form S-4, the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

The Company, Biolabs, and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 31, 2025, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
1.1	Sales Agreement, dated as of April 14, 2025, by and between Longevity Health Holdings, Inc. and Brookline Capital Markets, a division of Arcadia Securities, LLC
2.1*	Agreement and Plan of Merger, dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., Longevity Health Biomarkers, Inc., 20/20 Biolabs, Inc. and Jonathan Cohen.
5.1	Opinion of K&L Gates LLP
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1)
99.1	Press Release, dated April 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Longevity Health Holdings, Inc.

Date:	April 14, 2025	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday Chief Financial Officer

EXHIBIT 1.1

LONGEVITY HEALTH HOLDINGS, INC.
Shares of Common Stock
(par value $0.0001 per share)

Sales Agreement

April 14, 2025

Brookline Capital Markets, a division of Arcadia Securities, LLC

600 Lexington Avenue, 30th Floor
New York, New York 10022

Ladies and Gentlemen:

Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), confirms its agreement (this “Agreement”) with Brookline Capital Markets, a division of Arcadia Securities, LLC (the “Agent”), as follows:

1.
Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell to or through the Agent, as sales agent or principal, shares of common stock (the “Placement Shares”) of the Company, par value $0.0001 per share (the “Common Stock”); provided, however, that in no event shall the Company issue or sell through the Agent such number or dollar amount of Placement Shares that would exceed (a) the number or dollar amount of shares of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (b) the number of authorized but unissued shares of Common Stock (less shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus Supplement (as defined below) (the lesser of (a), (b), (c) and (d), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1on the number of dollar amount of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that the Agent shall have no obligation in connection with such compliance. The offer and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement, although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Common Stock.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Securities Act Regulations”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-284670), including a base prospectus, relating to certain securities, including the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. The Company has prepared a prospectus or a prospectus supplement to the base prospectus included as part of the registration statement, which prospectus or prospectus supplement relates to the Placement Shares to be issued from time to time by the Company (the “Prospectus Supplement”). The Company will furnish to the Agent, for use by the Agent, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Placement Shares to be issued from time to time by the Company. Except where the context otherwise requires, such registration statement, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act Regulations or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act Regulations, and any one or more additional effective registration statements on Form S-3 from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable (which shall be a Prospectus Supplement), with respect to the Placement Shares, is herein called the “Registration Statement.” The base prospectus or base prospectuses, including all documents incorporated therein by reference, included in the Registration

Statement, as it may be supplemented, if necessary, by the Prospectus Supplement, in the form in which such prospectus or prospectuses and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act Regulations, together with the then issued Issuer Free Writing Prospectus(es) (as defined below), is herein called the “Prospectus.”

Any reference herein to the Registration Statement, any Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the most-recent effective date of the Registration Statement, or the date of the Prospectus Supplement, Prospectus or such Issuer Free Writing Prospectus, as the case may be, and incorporated therein by reference. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval system, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”). The Company’s obligations under this Agreement to furnish, provide, deliver or make available (and all other references of like import) copies of any filing, report or statement shall be deemed satisfied if the same is filed with the Commission through EDGAR or any successor system.

2.
Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify the Agent by email notice (or other method mutually agreed to by the parties) of the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 3 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Agent set forth on Schedule 3, as such Schedule 3 may be amended from time to time. The Placement Notice shall be effective unless and until (i) the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares thereunder have been sold, (iii) the Company suspends or terminates the Placement Notice for any reason, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.
3.
Sale of Placement Shares by the Agent. Subject to the provisions of Section 5(a), the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market (the “Exchange”), to sell the Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Agent will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agent (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of the Placement Notice, the Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act Regulations. “Trading Day” means any day on which Common Stock is traded on the Exchange.
4.
Suspension of Sales. The Company or the Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Shares (a “Suspension”); provided, however, that such Suspension shall not affect or impair any party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. While a Suspension is in effect any obligation under Sections 7(l), 7(m), and 7(n) with respect to the delivery of certificates, opinions, or comfort letters to the Agent, shall be waived. Each of the parties agrees that no such notice under this Section 4shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule may be amended from time to time.

Notwithstanding any other provision of this Agreement, during any period in which the Company is in possession of material non-public information, the Company and the Agent agree that (i) no sale of Placement Shares will take place, (ii) the Company shall not request the sale of any Placement Shares, and (iii) the Agent shall not be obligated to sell or offer to sell any Placement Shares.

5.
Sale and Delivery to the Agent; Settlement.
a.
Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Placement Shares as required under this Agreement and (iii) the Agent shall be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent and the Company.
b.
Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Agent shall notify the Company of each sale of Placement Shares no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Placement Shares hereunder. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2hereof, and (ii) any transaction fees imposed by any Governmental Authority in respect of such sales.
c.
Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, through no fault of the Agent, that the Company, in addition to and in no way limiting the rights and obligations set forth in Section 10(a) hereto, will (i) hold the Agent harmless against any loss, claim, damage, or expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (as applicable) and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d.
Denominations; Registration. Certificates for the Placement Shares, if any, shall be in such denominations and registered in such names as the Agent may request in writing at least one full Business Day (as defined below) before the applicable Settlement Date. The certificates for the Placement Shares, if any, will be made available by the Company for examination and packaging by the Agent in The City of New York not later than noon (New York time) on the Business Day prior to the applicable Settlement Date.
e.
Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate gross sales proceeds of Placement Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or duly authorized executive officers (such entity, the “Company Authorization Body”). Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company Authorization Body. Further, under no circumstances shall the Company cause or permit the aggregate offering number or dollar amount of Placement Shares sold pursuant to this Agreement to exceed the Maximum Amount.
6.
Representations and Warranties of the Company. The Company represents and warrants to, and agrees with the Agent that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different time:
a.
Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instructions I.A and I.B) under the Securities Act. The Registration Statement has been filed with the Commission and has been declared effective under the Securities Act. The Prospectus Supplement will name the Agent as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described in all material respects or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR or any successor system, to the Agent and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus to which the Agent has consented.
b.
No Misstatement or Omission. The Registration Statement, when it became effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment or supplement thereto, on the date thereof and at each Applicable Time (defined below), did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the

Company by the Agent in writing specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by the Agent to the Company consists of “Agent Information” as defined below.
c.
Conformity with the Securities Act and Exchange Act. The Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when such documents were or are filed with the Commission under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.
d.
S-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the Securities Act, including compliance with General Instruction I.B.1 of Form S-3, as applicable. The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in General Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.
e.
Emerging Growth Company Status. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”).
f.
eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
g.
Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its subsidiaries (as defined under Regulation S-X) as set forth in the Company’s reports filed with the Commission (which shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof) (each, a “Subsidiary” and collectively, the “Subsidiaries”), free and clear of any lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (each, a “Lien” and collectively, “Liens”), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
h.
Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to result in: (i) a material adverse effect on the results of operations, assets, business, or financial condition of the Company and the Subsidiaries, taken as a whole, (ii) a material adverse effect on the legality, validity or enforceability of this Agreement or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”). Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect and no action, claim, suit, investigation or proceeding (including an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing (each, a “Proceeding”), has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification
i.
Authorization; Enforcement. Subject to the Required Approvals (as defined below), the Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. Subject to the Required Approvals, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions of Section 10 hereto may be limited by applicable law.
j.
No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Placement Shares and the consummation by it of the transactions contemplated hereby and thereby, subject to the Required Approvals, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
k.
Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than as may be required under (i) applicable state securities laws, (ii) the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (iii) the Exchange, and (iv) the Securities Act (collectively, the “Required Approvals”).
l.
Issuance of the Placement Shares. The Placement Shares have been duly and validly authorized and, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.
m.
Capitalization. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Registration Statement and the Prospectus. The Common Stock conforms in all material respects to the description thereof contained in the Registration Statement and the Prospectus, including under the heading “Description of Capital Stock.” The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise or settlement of employee stock options or other awards under the Company’s equity compensation plans and the issuance of shares of Common Stock to employees pursuant to the conversion and/or exercise of securities of the Company outstanding as of the date of the most recently filed periodic report under the

Exchange Act. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Other than as described in the Registration Statement or the Prospectus, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or other securities of the Company or capital stock of any Subsidiary. The issuance and sale of the Placement Shares will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any person (other than the purchasers of the Placement Shares and the Agent). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.
n.
SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in or incorporated by reference into each of the Registration Statement and the Prospectus, together with the related schedules and notes thereto, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
o.
Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Registration Statement and the Prospectus, except as disclosed in the Registration Statement and the Prospectus, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not materially altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company equity compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information.
p.
Litigation. Other than as set forth in each of the Registration Statement and the Prospectus, there is no material Proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions disclosed in each of the Registration Statement and the Prospectus (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Placement Shares or (ii) would, individually or in the aggregate, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been during the last ten (10) years, and to the knowledge of the Company, there is not pending or threatened in writing, any investigation by the Commission of the Company or any current or former director or officer of the Company (in their capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
q.
Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
r.
Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
s.
Environmental Laws. To the knowledge of the Company, the Company and its Subsidiaries (i) are in compliance with all applicable federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply or to have received would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
t.
Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to possess such permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.
u.
Title to Assets. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties and (iii) Liens that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
v.
Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the Registration Statement and the Prospectus and which the failure to so have would, individually or in the aggregate, have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the Registration Statement and the Prospectus, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
w.
Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.
x.
Transactions with Affiliates and Employees. Other than as described in the Registration Statement or the Prospectus, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements or other equity awards under any equity compensation plan of the Company.
y.
Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of each Settlement Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries. The Company has accurately and fairly described in its most recently filed periodic report under the Exchange Act the material weakness identified in its internal control over financial reporting, with respect to which a plan for remediation has been established by the Company.
z.
Certain Fees. No person (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act) has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Placement Shares hereunder, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated hereby or otherwise. Except for the fees payable to the Agent, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.
aa.
Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Placement Shares, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.
bb.
Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the Company’s Current Reports on Form 8-K filed on August 30, 2024, October 3, 2024, March 5, 2025 and April 3, 2025, the Company has not, in the 12 months preceding the date hereof, received notice from the Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the Exchange. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

cc.
Solvency. Based on the consolidated financial condition of the Company as of each Settlement Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Placement Shares hereunder, (i) the fair saleable value of the Company’s assets will exceed the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets will not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from any Settlement Date. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP. Other than as described in the Registration Statement or the Prospectus, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.
dd.
Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.
ee.
Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) taken any action that would reasonably be expected to subject the Company to any damage or penalty in any criminal or governmental litigation or Proceeding under any provision of the Foreign Corrupt Practices Act of 1977, as amended.
ff.
Operations. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

gg.
Sanctions. (i) None of the Company, any of its Subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:
1.
the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or
2.
located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).
ii.
The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
1.
to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions; or
2.
in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
iii.
The Company and each of its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
hh.
Accountants. The Company’s accounting firm is Adeptus Partners, LLC, who have certified certain financial statements of the Company and its Subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules filed with the Commission as part of the Registration Statement and included in each of the Registration Statement and the Prospectus. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.
ii.
Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Placement Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Placement Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Agent in connection with the sale of the Placement Shares.
jj.
Cybersecurity. To the Company’s knowledge, there has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and the Company and the Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data.
kk.
Waiver. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Placement Shares registered pursuant to the Registration Statement except as have been validly waived or complied with in connection with the issuance and sale of the Placement Shares contemplated hereby.
ll.
FINRA Matters. The Company is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act and does not, directly or indirectly through one or more intermediaries, control or have any other association with (within the meaning of Article I of the By-laws of FINRA or any member firm of FINRA. To the Company’s knowledge, no relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers or shareholders of the Company, on the other hand, which is required by the rules of FINRA to be described in the Registration Statement and the Prospectus, which is not so described. All of the information (including, but not limited to, information regarding affiliations, security ownership and trading activity) provided to the Agent or its counsel by the Company in connection with the filing to be made and other supplemental information to be provided to FINRA pursuant to FINRA Rule 5110 in connection with the transactions contemplated by this Agreement is true, complete and correct.
mm.
Margin Rules. Neither the issuance, sale and delivery of the Placement Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
nn.
Forward-Looking Statements. Each financial or operational projection or other “forward-looking statement” (as defined by Section 27A of the Securities Act or Section 21E of the Exchange Act) contained in the Registration Statement or the Prospectus (i) was so included by the Company in good faith and with reasonable basis after due consideration by the Company of the underlying assumptions, estimates and other applicable facts and circumstances and (ii) as required, is accompanied by meaningful cautionary statements identifying those factors that could cause actual results to differ materially from those in such forward-looking statement. No such statement was made with the knowledge of a director or senior manager of the Company that was false or misleading.

Any certificate signed by an officer of the Company and delivered to the Agent or to counsel for the Agent pursuant to or in connection with this Agreement shall be deemed to be a representation and warranty by the Company, as applicable, to the Agent as to the matters set forth therein.

7.
Covenants of the Company. The Company covenants and agrees with the Agent that:
a.
Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act or similar rule), (i) the Company will notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated therein by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus related to the Placement Shares has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement (insofar as it relates to the transactions contemplated hereby) or Prospectus or for additional information, (ii) the Company will prepare and file with the Commission, promptly upon the Agent’s request, any amendments or supplements to the Registration Statement or Prospectus that, in the Agent’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by the Agent (provided, however, that the failure of the Agent to make such request shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares unless a copy thereof has been submitted to Agent within a reasonable period of time before the filing and the Agent has not reasonably objected thereto (provided, however, that (A) the failure of the Agent to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Company in this Agreement, (B) the Company has no obligation to provide the Agent any advance copy of such filing or to provide the Agent an opportunity to object to such filing if the filing does not name the Agent or does not relate to a Placement or other transaction contemplated hereunder, and (C) the only remedy the Agent shall have with respect to the failure by the Company to obtain such consent shall be to cease making sales under this Agreement) and the Company will furnish to the Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR or any successor system; and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).
b.
Notice of Commission Stop Orders. The Company will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise the Agent promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.
c.
Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to the offer and sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act or similar rule), the Company will use commercially reasonable efforts to comply in all material respects with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports (taking into account any extensions available under the Exchange Act) and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If the Company has omitted any information from the Registration Statement pursuant to Rule 430B under the Securities Act, it will use its best efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430B and to notify the Agent promptly of all such filings. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify the Agent to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance (it being acknowledged that the Company may delay the filing of any amendment or supplement, if, in the judgment of the Company, it is in the best interest of the Company).
d.
Listing of Placement Shares. Prior to the date of the first Placement Notice, the Company will use its reasonable best efforts to cause the Placement Shares to be listed on the Exchange.
e.
Delivery of Registration Statement and Prospectus. The Company will furnish to the Agent and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as the Agent may from time to time reasonably request and, at the Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR or any successor system.
f.
Earning Statement. The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earning statement (which need not be audited) covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act; provided that the Company will be deemed to have made available such statement to its security holders at the time and to the extent it is available on EDGAR or any successor system.
g.
Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”
h.
Notice of Other Sales. Without the prior written consent of the Agent, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Stock during the period beginning on the fifth (5th) Trading Day immediately prior to the date on which any Placement Notice is delivered to Agent hereunder and ending on the fifth (5th) Trading Day immediately following the final Settlement Date with respect to Placement Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Shares covered by a Placement Notice, the date of such suspension or termination); and will not directly or indirectly in any other “at the market” or continuous equity transaction offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Stock (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Stock prior to the termination of this Agreement; provided, however, that such restrictions will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase Common Stock or other equity awards for Common Stock, or Common Stock issuable upon the exercise of options or vesting and settlement of any equity awards, pursuant to any employee or director stock option or benefits plan, stock ownership plan or dividend reinvestment plan (but not Common Stock subject to a waiver to exceed plan limits in its dividend reinvestment plan) or other compensation plan of the Company whether now in effect or hereafter implemented (including any amendments or modifications to the foregoing), (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights in effect or outstanding, and disclosed in filings by the Company available on EDGAR or any successor system or otherwise in writing to the Agent and (iii) Common Stock or securities convertible into or exchangeable for shares of Common Stock as consideration for mergers, acquisitions, other business combinations, joint ventures or strategic alliances, marketing or distribution arrangements, collaboration agreements, co-promotion agreements or intellectual property license agreements occurring after the date of this Agreement which are not issued for capital raising purposes.
i.
Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice, advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to the Agent pursuant to this Agreement.
j.
Due Diligence Cooperation. The Company will reasonably cooperate with any reasonable due diligence review conducted by the Agent or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices or remote digital access, as the Agent may reasonably request.
k.
Required Filings Relating to Placement of Placement Shares. The Company shall disclose, in its Quarterly Reports on Form 10-Q and in its Annual Reports on Form 10-K to be filed by the Company with the Commission from time to time, the number of the Placement Shares sold through the Agent under this Agreement, and the net proceeds to the Company from the sale of the Placement Shares pursuant to this Agreement during the relevant quarter or, in the case of an Annual Report on Form 10-K, during the fiscal year covered by such Annual Report on Form 10-K and the fourth quarter of such fiscal year. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing date under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through the Agent, the Net Proceeds to the Company and the compensation payable by the Company to the Agent with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.
l.
Representation Dates; Certificate. (1) Prior to the date of the first Placement Notice and (2) each time the Company:
i.
files the Prospectus relating to the Placement Shares or amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares;
ii.
files an Annual Report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K);
iii.
files its Quarterly Reports on Form 10-Q under the Exchange Act; or
iv.
files a Current Report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”);

the Company shall furnish the Agent (but in the case of clause (iv) above only if the Agent reasonably determines that the information contained in such Form 8-K is material) with a certificate dated the Representation Date, in the form and substance satisfactory to the Agent and its counsel, substantially similar to the form previously provided to the Agent and its counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as amended or supplemented. The requirement to provide a certificate under this Section 7(l) shall be automatically waived for any Representation Date occurring at a time when no Placement Notice is outstanding or a Suspension is in effect, which waiver shall continue until the earlier to occur of the date the Company delivers instructions for the sale of Placement Shares hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when a Suspension was in effect and did not provide the Agent with a certificate under this Section 7(l), then before the Company delivers the instructions for the sale of Placement Shares or the Agent sells any Placement Shares pursuant to such instructions, the Company shall provide the Agent with a certificate in conformity with this Section 7(l) dated as of the date that the instructions for the sale of Placement Shares are issued.

m.
Legal Opinion. (1) Prior to the date of the first Placement Notice and (2) within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(l) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause to be furnished to the Agent a written opinion and negative assurance letter of K&L Gates LLP, or other counsel satisfactory to the Agent, in form and substance reasonably satisfactory to the Agent and its counsel, substantially similar to the form previously provided to the Agent and its counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, that in lieu of such opinion and negative assurance letter for subsequent periodic filings under the Exchange Act, counsel may furnish the Agent with a letter (a “Reliance Letter”) to the effect that the Agent may rely on a prior opinion and negative assurance letter delivered under this Section 7(m) to the same extent as if it were dated the date of such prior opinion and negative assurance letter (except that statements in such prior opinion and negative assurance letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).
n.
Comfort Letter. (1) Prior to the date of the first Placement Notice and (2) within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(l) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause its independent registered public accounting firm to furnish the Agent a comfort letter, in a form and substance satisfactory to the Agent, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter; provided, that if requested by the Agent, the Company shall cause a comfort letter to be furnished to the Agent within ten (10) Trading Days of the date of occurrence of any material transaction or event requiring the filing of a Current Report on Form 8-K containing financial information (including the restatement of the Company’s financial statements).
o.
Market Activities; Compliance with Regulation M. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Stock or (ii) sell, bid for, or purchase Common Stock in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than the Agent.
p.
Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor any of its Subsidiaries will be or become, at any time prior to the termination of this Agreement, required to register as an “investment company,” as such term is defined in the Investment Company Act.
q.
No Offer to Sell. Other than the Prospectus and any Issuer Free Writing Prospectus approved in advance by the Company and the Agent in its capacity as agent hereunder, neither the Agent nor the Company (including its agents and representatives, other than the Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Securities Act Regulations), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.
r.
Blue Sky and Other Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Agent, to qualify the Placement Shares for offering and sale, or to obtain an exemption for the Placement Shares to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Agent may reasonably designate and to maintain such qualifications and exemptions in effect for so long as reasonably required for the distribution of the Placement Shares (but in no event for less than one year from the date of this Agreement); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Placement Shares have been so qualified or exempt, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification or exemption, as the case may be, in effect for so long as reasonably required for the distribution of the Placement Shares (but in no event for less than one year from the date of this Agreement).

s.
Sarbanes-Oxley Act. The Company and the Subsidiaries will maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company and the Subsidiaries will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company or the Subsidiaries is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared.
t.
Secretary’s Certificate. Prior to the date of the first Placement Notice, the Company shall deliver to the Agent a certificate of the Secretary of the Company and attested to by an executive officer of the Company, dated as of such date, certifying as to (i) the Certificate of Incorporation of the Company, (ii) the By-laws of the Company, (iii) the resolutions of the Board of Directors of the Company and any other authorized committee authorizing the execution, delivery and performance of this Agreement and the issuance of the Placement Shares and (iv) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement.
u.
Emerging Growth Company Status. The Company will promptly notify the Agent if the Company ceases to be an Emerging Growth Company at any time during the term of this Agreement.
8.
Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation and filing of the Registration Statement, including any fees required by the Commission, and the printing or electronic delivery of the Prospectus as originally filed and of each amendment and supplement thereto, in such number as the Agent shall reasonably deem necessary, (ii) the printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to the Agent, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to the Agent, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the reasonable and documented fees and expenses of Agent including but not limited to the fees and expenses of the counsel to the Agent, payable upon the execution of this Agreement, (a) in an amount not to exceed $50,000 in connection with the execution of this Agreement, and (b) in an amount not to exceed $7,500 per calendar quarter thereafter payable in connection with each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(l) for which no waiver is applicable and excluding the date of this Agreement, (vi) the qualification or exemption of the Placement Shares under state securities laws in accordance with the provisions of Section 7(r) hereof, including filing fees, but excluding fees of the Agent’s counsel, (vii) the printing and delivery to the Agent of copies of any Permitted Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto in such number as the Agent shall deem necessary, (viii) the preparation, printing and delivery to the Agent of copies of the blue sky survey, (ix) the fees and expenses of the transfer agent and registrar for the Common Stock, (x) the filing and other fees incident to any review by FINRA of the terms of the sale of the Placement Shares, including the reasonable and documented fees of the Agent’s counsel, and (xi) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange. The Company agrees to pay the reasonable and documented fees and expenses of counsel to the Agent set forth in clause (v) above by wire transfer of immediately available funds directly to such counsel upon presentation of an invoice containing the requisite payment information prepared by such counsel.
9.
Conditions to Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by the Agent of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by the Agent in its sole discretion) of the following additional conditions:
a.
Registration Statement Effective. The Registration Statement shall remain effective and shall be available for the (i) resale of all Placement Shares issued to the Agent and not yet sold by the Agent and (ii) sale of all Placement Shares contemplated to be issued by any Placement Notice.
b.
No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state Governmental Authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any statement of a material fact made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
c.
No Misstatement or Material Omission. Agent shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agent’s reasonable opinion is material, or omits to state a fact that in the Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.
d.
Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change in the authorized capital stock of the Company or any Material Adverse Effect or any development that would reasonably be expected to cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of the Agent (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.
e.
Legal Opinions. The Agent shall have received the opinion and negative assurance letter required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such opinion and negative assurance letter is required pursuant to Section 7(m).
f.
Comfort Letter. The Agent shall have received the comfort letter required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such comfort letter is required pursuant to Section 7(n).

g.
Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 7(l) on or before the date on which delivery of such certificate is required pursuant to Section 7(l).
h.
No Suspension. Trading in the Common Stock shall not have been suspended on the Exchange and the Common Stock shall not have been delisted from the Exchange.
i.
Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(l), the Company shall have furnished to the Agent such appropriate further information, opinions, certificates, letters and other documents as the Agent may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof.
j.
Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.
k.
Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice and the Exchange shall have reviewed such application and not provided any objections thereto.
l.
FINRA. If applicable, FINRA shall have raised no objection to the terms of the offering and the amount of compensation allowable or payable to the Agent as described in the Prospectus.
m.
No Termination Event. There shall not have occurred any event that would permit the Agent to terminate this Agreement pursuant to Section 12(a).
10.
Indemnification and Contribution.
a.
Company Indemnification. The Company agrees to indemnify and hold harmless the Agent, its affiliates and their respective partners, members, directors, officers, employees and agents and each person, if any, who controls the Agent or any affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:
i.
against any and all loss, liability, claim, damage and reasonable and documented expense, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
ii.
against any and all loss, liability, claim, damage and reasonable and documented expense, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 10(d) below) any such settlement is effected with the written consent of the Company, which consent shall not unreasonably be delayed or withheld; and
iii.
against any and all reasonable and documented expense, as incurred (including the reasonable and documented fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (whether or not a party), to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with the Agent Information (as defined below).

b.
Agent Indemnification. The Agent agrees to indemnify and hold harmless the Company and its directors and each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto), the Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to the Agent and furnished to the Company in writing by the Agent expressly for use therein. The Company hereby acknowledges that the only information that the Agent has furnished to the Company expressly for use in the Registration Statement, the Prospectus, any Prospectus Supplement or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) is the third sentence of the seventh paragraph and the eighth paragraph under the caption “Plan of Distribution” in the Prospectus (the “Agent Information”).
c.
Procedure. Any party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 10, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 10 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 10unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (plus local counsel) admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such reasonable and documented fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 10(whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
d.
Settlement Without Consent if Failure to Reimburse. If an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 10(a)(ii) effected without its written consent if (1) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (2) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (3) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
e.
Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 10 is applicable in accordance with its terms but for any reason is held to be unavailable or insufficient from the Company or the Agent, the Company and the Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Company and the Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other hand. The relative benefits received by the Company on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by the Agent from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Agent, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Agent agree that it would not be just and equitable if contributions pursuant to this Section 10(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 10(e) shall be deemed to include, for the purpose of this Section 10(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 10(c) hereof. Notwithstanding the foregoing provisions of this Section 10(e), the Agent shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(e), any person who controls a party to this Agreement within the meaning of the Securities Act, any affiliates of the Agent and any officers, directors, partners, employees or agents of the Agent or any of its affiliates, will have the same rights to contribution as that party, and each director of the Company and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 10(e), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 10(e) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 10(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 10(c) hereof.
11.
Representations and Covenants of the Agent. The Agent represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act, and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which the Agent is exempt from registration or such registration is not otherwise required. The Agent will continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act, and the applicable statutes and regulations of each state in which the Placement Shares will be offered and sold, except such states in which the Agent is exempt from registration or such registration is not otherwise required, during the term of this Agreement. The Agent will comply with all applicable law and regulations in connection with the transactions contemplated by this Agreement, including the issuance and sale through the Agent of the Placement Shares.
12.
Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of the Agent, any controlling persons, or the Company (or any of their respective officers, directors, employees or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.
13.
Termination.
a.
The Agent may terminate this Agreement with respect to its rights and obligations under this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, or any development or event that would reasonably be expected to result in a Material Adverse Effect has occurred, which in the reasonable judgment of the Agent is material and adverse and makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agent, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (3) if trading in the Common Stock has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8 (Payment of Expenses), Section 10 (Indemnification and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. If the Agent elects to terminate this Agreement as provided in this Section 12(a), the Agent shall provide the required notice as specified in Section 13 (Notices).
b.
The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.
c.
The Agent shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

d.
This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b), or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 8, Section 10, Section 11, Section 17 and Section 18 shall remain in full force and effect.
e.
Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.
f.
Subject to the additional limitations set forth in Section 8 of this Agreement, in the event of termination of this Agreement prior to the sale of any Placement Shares, the Agent shall be entitled only to reimbursement of its out-of-pocket expenses actually incurred.
14.
Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Agent, shall be delivered to:

Brookline Capital Markets, a division of Arcadia Securities, LLC

600 Lexington Avenue, 30th Floor
New York, New York 10022

Attention: Michael Dean

with a copy to:

McGuireWoods LLP

1251 Avenue of the Americas
20th Floor
New York, NY 10020-1104

Attention: Stephen Older

and if to the Company, shall be delivered to:

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, Pennsylvania 15203

Attention: Bryan Cassaday

with a copy to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) by Electronic Notice, as set forth below, (iii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iv) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 13 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

15.
Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Agent and their respective successors and the parties referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Agent may assign its rights and obligations hereunder to an affiliate thereof without obtaining the Company’s consent.
16.
Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Placement Shares.
17.
Entire Agreement; Amendment; Severability; Waiver. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement. No implied waiver by a party shall arise in the absence of a waiver in writing signed by such party. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.
18.
GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19.
CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

20.
Use of Information. The Agent may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the Company.
21.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
22.
Construction. The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
23.
Free Writing Prospectuses. The Company represents, warrants and agrees that, unless it obtains the prior written consent of the Agent, which shall not be unreasonably withheld, conditioned or delayed, and the Agent represents, warrants and agrees that, unless it obtains the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), it has not made and will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.
24.
Absence of Fiduciary Relationship. The Company acknowledges and agrees that:
a.
the Agent is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Agent, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not the Agent has advised or is advising the Company on other matters, and the Agent has no obligation to the Company with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;
b.
it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;
c.
neither the Agent nor its affiliates have provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;
d.
it is aware that the Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Agent and its affiliates have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and
e.
it waives, to the fullest extent permitted by law, any claims it may have against the Agent or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that the Agent and its affiliates shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company, employees or creditors of Company.
25.
Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date, (ii) the time of each sale of any Placement Shares pursuant to this Agreement and (iii) each Settlement Date.

“Governmental Authority” means (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing, in each case, having jurisdiction over the Company or any of its properties.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares that (1) is required to be filed with the Commission by the Company, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act Regulations.

“Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act Regulations.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR or any successor system; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR or any successor system; and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Shares by the Agent outside of the United States.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chairman and Chief Executive Officer

ACCEPTED as of the date first-above written:

BROOKLINE CAPITAL MARKETS, A DIVISION OF ARCADIA SECURITIES, LLC

By: /s/ William B. Buchanan, Jr.

Name: William B. Buchanan, Jr.

Title: Managing Partner

SCHEDULE 1

Form of Placement Notice

From: Longevity Health Holdings, Inc.

To: Brookline Capital Markets, a division of Arcadia Securities, LLC
Attention: Michael Dean

Subject: Placement Notice

Date: [•], 202[•]

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Sales Agreement Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), and Brookline Capital Markets, a division of Arcadia Securities, LLC (“Agent”), dated April 14, 2025, the Company hereby requests that the Agent sell up to [•] of the Company’s common stock, par value $0.0001 per share, at a minimum market price of $[•] per share, during the time period beginning [month, day, time] and ending [month, day, time].

SCHEDULE 2

Compensation

The Company shall pay to the Agent in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to 3.0% of the aggregate gross proceeds from each sale of Placement Shares.

SCHEDULE 3

Notice Parties

The Company

Rajiv Shukla rshukla@healthxage.com

Bryan Cassaday bcassaday@healthxage.com

The Agent

Michael Dean Michael.Dean@brooklinecapmkts.com

with copies to: Bill.Buchanan@brooklinecapmkts.com; Operations@arcadiasecurities.com

Form of Representation Date Certificate Pursuant to Section 7(l)

The undersigned, the duly qualified and elected Chief Executive Officer, of Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(l)of the Sales Agreement, dated April 14, 2025 (the “Sales Agreement”), between the Company and Brookline Capital Markets, a division of Arcadia Securities, LLC, that to the best of the knowledge of the undersigned:

(i) The representations and warranties of the Company in Section 6 of the Sales Agreement are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; provided, however, that such representations and warranties also shall be qualified by the disclosure included or incorporated by reference in the Registration Statement and Prospectus; and

(ii) The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Sales Agreement.

LONGEVITY HEALTH HOLDINGS, INC.

By:	_______________________
Name:	_______________________
Title:	_______________________
Date:	_______________________

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LONGEVITY HEALTH HOLDINGS, INC.,

LONGEVITY HEALTH BIOMARKERS, INC.,

20/20 BIOLABS, INC.,

and

Jonathan Cohen, as the Stockholder Representative

Dated as of APRIL 11, 2025

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., a Delaware corporation (“Parent”), Longevity Health Biomarkers, Inc., a Delaware corporation (“Merger Sub”), 20/20 Biolabs, Inc., a Delaware corporation (the “Company”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, the Company Board has approved this Agreement and the Merger, with the Company continuing as the Surviving Company (as defined below), after the Effective Time (as defined below), pursuant to which each share of Company Capital Stock shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, at the Closing, certain officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter will execute lock-up agreements in a form that is mutually agreed upon by Parent and the Company (the “Lock-Up Agreement”);

WHEREAS, at the Closing, certain officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter are executing Lock-Up Agreements; and

WHEREAS, it is expected that prior to the Effective Time, the Company shall duly convene a meeting of its stockholders for the purpose of approving and adopting this Agreement and approving the Merger (collectively, the “Company Stockholder Approval”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(b) “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal, other than the Concurrent Financing.

(c) “Acquisition Proposal” means, with respect to either Parent or the Company, any proposal or offer from any Person (other than Parent or the Company, as applicable, or their respective Representatives) providing for an Acquisition Transaction.

(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the Concurrent Financing) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

(e) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(f) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(g) “Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

(h) “Company Common Stock” means the outstanding shares of common stock of the Company with a par value per share of $0.01.

(i) “Company Convertible Notes” means, collectively, the Convertible Promissory Note, dated January 6, 2025, issued by the Company to David Freiman, the Convertible Promissory Note, dated January 13, 2025, issued by the Company to Kayle Watson, and the Convertible Promissory Note, dated January 21, 2025, issued by the Company to Brenda Delong.

(j) “Company Equity Plan” means the Company’s 2022 Stock Incentive Plan.

(k) “Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Subsidiaries), Section 4.4 (Authority), Section 4.5(a) (No Conflict), Section 4.20 (State Takeover Statutes) and Section 4.24 (Brokers).

(l) “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise),or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for purposes of clause (i), Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent or required by or expressly permitted by the terms of this Agreement, or (6) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to the Company, as compared to other participants in the industries in which the Company operates.

(m) “Company Option” means a compensatory option to purchase shares of Company Common Stock.

(n) “Company Preferred Stock” means the outstanding shares of preferred stock of the Company with a par value per share of $0.01, including, for the avoidance of doubt, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

(o) “Company Series A Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A Preferred Stock.

(p) “Company Series A-1 Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A-1 Preferred Stock.

(q) “Company Series A-2 Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A-2 Preferred Stock.

(r) “Company Series B Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series B Preferred Stock.

(s) “Company Series C Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series C Preferred Stock.

(t) “Company Series D Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series D Preferred Stock.

(u) “Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (b) the Company Board shall have made a Company Board Adverse Recommendation Change, or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(v) “Company Warrant” means each warrant to purchase Company Capital Stock.

(w) “Confidentiality Agreement” means that certain non-disclosure agreement, dated as of March 5, 2025, by and between the Company and Parent.

(x) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(y) “CVR” means the contingent value rights to be issued by Parent at the Effective Time to each holder of Company Capital Stock in accordance with Section 3.6, representing the contractual right to receive a pro rata portion of the Earnout Shares upon the achievement of the earnout milestones described in Section 3.6, subject to the terms of this Agreement and the CVR Agreement.

(z) “CVR Agreement” means the Contingent Value Rights Agreement, in a form that will be mutually agreed upon by Parent and Company, to be entered into at the Closing by Parent, the Exchange Agent, and the Stockholder Representative, governing the terms of the CVRs.

(aa) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(bb) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party having primary responsibility for the relevant matter or any employee, independent contractor or interim officer serving similar roles and (ii) any fact or matter which any such Person could be expected to discover or otherwise become aware of after reasonable inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter.

(cc) “Nasdaq” means the Nasdaq Stock Market, LLC.

(dd) “Parent Fundamental Representations” means each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a) (Organization, Power and Standing), Section 5.2 (Capital Stock), Section 5.3 (Subsidiaries), Section 5.4(Authority), Section 5.5(a) (No Conflict), Section 5.21 (Brokers) and Section 5.22 (State Takeover Statutes).

(ee) “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise),or results of operations of Parent and its Subsidiaries, taken as a whole; or (ii) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for purposes of clause (i), Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company or required by or expressly permitted by the terms of this Agreement, (6) a change in the stock price or trading volume of Parent Common Stock or the suspension of trading in or delisting of Parent’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent, as compared to other participants in the industries in which Parent operates.

(ff) “Parent Owned IP” means all Intellectual Property owned by Parent in whole or in part.

(gg) “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(hh) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ii) “Qualified Financing” means the sale, in one or more transactions, of Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock in an aggregate amount not to exceed 2,500,000 shares.

(jj) “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(kk) “SEC” means the U.S. Securities and Exchange Commission.

(ll) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(mm) “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the transactions contemplated hereby.

(nn) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to (or as directed by) any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(oo) “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a Tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

Section 1.2 Further Definitions. The following terms have the meanings set forth in the Sections identified below:

Definition	Location
Action	4.9
Adjusted Warrant	3.2(e)
Agreement	Preamble
Allocation Certificate	7.12
Book-Entry Shares	3.3(b)
Certificate of Merger	2.4
CLIA	4.11(a)
Closing	2.3
Closing Date	2.3
COBRA	4.12(c)(iv)
Code	Recitals
Company	Preamble
Company Audited Financial Statements	Section 7.1(g)
Company Board	Recitals
Company Board Adverse Recommendation Change	7.2(c)
Company Board Recommendation	7.2(c)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Financial Statements	4.6(a)
Company Interim Financial Statements	4.6(a)
Company Intervening Event	7.2(d)
Company Material Contract	4.16(a)
Company Notice Period	7.2(d)
Company Outstanding Shares	3.1(a)(i)(A)
Company Plans	4.12(a)
Company Privacy Laws	4.19(h)
Company Products	4.10
Company Special Conditions	8.2(f)
Company Stock Awards	4.2(b)
Company Stockholder Meeting	7.2(a)
Company Stockholder Approval	Recitals
Company Unaudited Interim Financial Statements	Section 7.1(g)
Company Valuation	3.1(a)(i)(B)
Company Value Per Share	3.1(a)(i)(C)
Concurrent Financing	7.13
Contract	4.5(a)
Controlled Group	4.12(b)
D&O Indemnified Parties	7.5(a)
Delaware Secretary of State	2.4
DGCL	Recitals
Diligence Expiration Date	9.1(j)
Dissenting Shares	3.5
Due Diligence Contingency	8.1(g)
Due Diligence Contingency Deadline	9.1(l)

Earnout Shares	3.6(a)
Effective Time	2.4
End Date	9.1(b)
Environmental Law	4.14(b)
ERISA	4.12(a)

Exchange Act	4.5(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)(i)
Excluded Shares	3.1(a)(ii)
FDA	4.11(d)
FDA Ethics Policy	4.11(i)
FDCA	4.11(a)
Form S-4	7.1(a)
GAAP	4.6(a)
Governmental Entity	4.5(b)
Hazardous Substance	4.14(c)
Health Care Laws	4.11(a)
Intended Tax Treatment	Recitals
IRS	4.12(a)
Law	4.5(a)
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Company Registered IP	4.19(a)
Material Parent Registered IP	5.18(a)
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Nasdaq Approval Date	7.8
Nasdaq Issuance Proposal	Recitals
Nasdaq Listing Application	7.8
Ordinary Course Agreement	4.15(g)
Parent	Preamble
Parent Board	Recitals
Parent Board Adverse Recommendation Change	7.3(b)
Parent Board Recommendation	7.3(b)
Parent Common Stock	Recitals
Parent Common Stock Issuance	5.4(a)
Parent Disclosure Letter	Article V
Parent Intervening Event	7.3(c)
Parent Material Contracts	5.15(a)
Parent Measurement Date	5.2(a)
Parent Notice Period	7.3(c)
Parent Options	5.2(a)
Parent Outstanding Shares	3.1(a)(i)(D)
Parent Plans	5.11(a)
Parent Privacy Laws	5.18(h)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Meeting	7.3(a)
Parent Stockholder Proposals	7.3(a)
Parent Valuation	3.1(a)(i)(E)
Parent Value Per Share	3.1(a)(i)(F)
PBGC	4.12(c)(iv)
Pension Plan	4.12(b)
Permits	4.10
Permitted Liens	4.18(a)
Personal Information	4.19(h)
Pre-Closing Period	6.1(a)
Proxy Statement	7.1(a)
Registration Statement	7.1(a)
Safety Notices	4.11(g)
Sarbanes-Oxley Act	5.6(a)
Securities Act	4.5(b)
Surviving Company	2.2
Takeover Laws	4.20
Tax Action	4.15(d)

Termination Fee	9.4(a)
Transaction Litigation	7.4(c)
Transfer Taxes	7.9(c)
WARN Act	4.13(e)
Withholding Agent	3.4

Section 1.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.4 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Article II
THE MERGER

Section 2.1 Formation of Merger Sub. Parent has caused Merger Sub to be organized under the laws of the State of Delaware.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.6 Parent Governance.

(a) Parent Certificate of Incorporation. The certificate of incorporation of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Parent Bylaws. The Bylaws of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c) Board of Directors. The parties shall take all action necessary so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be six (6) (or such number of directors as Parent and the Company may mutually agree), with three (3) directors being designated by the Company and three of the directors being designated by Parent, and such Board of Directors shall upon the Effective Time initially consist of the Persons set forth in Section 2.6(c) of the Parent Disclosure Letter, with each such Person appointed to the particular class set forth in such Section.

(d) Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the mutually selected Persons set forth in Section 2.6(d) of the Parent Disclosure Letter.

Section 2.7 Surviving Company Governance.

(a) Surviving Company Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as determined by the board of directors of Merger Sub and the Company at any time prior to the Effective Time, which amended and restated certificate of incorporation shall be set forth in an exhibit to the Certificate of Merger, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.

(b) Surviving Company Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Company), and, as so amended and restated, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable Law.

(c) Surviving Company Directors. The directors of Parent immediately following the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) Surviving Company Officers. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Merger Sub or the Company:

(i) Subject to Section 3.3(f), (A) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares but including any shares of Company Common Stock resulting from the conversion of Company Convertible Notes prior to the Effective Time) shall be converted into, and become exchangeable for the right to receive, (I) a number of shares of Parent Common Stock equal to the Exchange Ratio and (II) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.6, and which shall be issued pursuant to the CVR Agreement, and (B) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted into, and become exchangeable for the right to receive, (I) a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable upon conversion of each share of Company Preferred Stock pursuant to the Company Charter and as set forth in Section 3.1(a)(i) of the Company Disclosure Letter multiplied by the Exchange Ratio and (II) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.6, and which shall be issued pursuant to the CVR Agreement (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and shall thereafter only represent the right to receive the Merger Consideration. For purposes of this Agreement, the “Exchange Ratio” shall mean the ratio (rounded to four decimal places) equal to (a) the Company Value Per Share divided by (b) the Parent Value Per Share, in which:

(A) “Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the conversion of each share of Company Preferred Stock pursuant to the Company Charter and the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Company Capital Stock which exist immediately prior to the Effective Time.

(B) “Company Valuation” means $50,000,000.

(C) “Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares.

(D) “Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock which exist immediately prior to the Effective Time. For clarity, all outstanding Parent Options shall be included in the total number of shares of Parent Common Stock for purposes of determining the Parent Outstanding Shares, to the extent not terminated prior to the Closing, and no shares issued in connection with the Concurrent Financing shall be included in the Parent Outstanding Shares.

(E) “Parent Valuation” means $49,800,000.

(F) “Parent Value Per Share” equals the Parent Valuation divided by the number of Parent Outstanding Shares.

For the avoidance of doubt and for illustrative purposes only, sample “Exchange Ratio” and “Parent Valuation” calculations are set forth on Section 3.1(a)(i)(F) of the Parent Disclosure Letter.

(ii) Each share of Company Capital Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.2 Treatment of Company Options and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Option or any other Person, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, as of the Effective Time, automatically vest and be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option on the terms (as in effect as of the date of this Agreement) of the Company Equity Plan (if applicable) and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Parent). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 3.2(a), the conversion of each Company Option shall be made in a manner such that it shall not constitute a “modification” of such Company Option for purposes of Section 409A of the Code.

(b) Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 3.2(a)(i).

(c) Effective as of the Effective Time, Parent shall assume the sponsorship of the Company Equity Plan (provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments to reflect the transaction contemplated by this Agreement.

(d) Prior to the Effective Time, the Company Board shall adopt resolutions providing for the treatment of the Company Options as contemplated by this Section 3.2.

(e) At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time (that shall not terminate per its own terms upon the Effective Time) shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 3.2(c). Parent shall take all corporate actions necessary to reserve for issuance of shares of Parent Common Stock that will be subject to the Adjusted Warrants.

Section 3.3 Exchange and Payment.

(a) Parent shall issue and deposit (or cause to be deposited) with a bank or trust company mutually agreed upon by the Parent and the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Capital Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable as of the Effective Time pursuant to this Agreement (such shares of Paren”t Common Stock and any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) As soon as reasonably practicable after the date hereof, and in any event no more than ten (10) Business Days prior to the anticipated Closing Date, the parties shall cause the Exchange Agent to mail to each holder of record of uncertificated shares of Company Capital Stock represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration, instructions for use in identifying such Book-Entry Shares in exchange for the Merger Consideration. Upon identification of the Book-Entry Shares to the Exchange Agent, together with such other documents as the Exchange Agent may reasonably require, the holder of such Book-Entry Shares shall be entitled to receive in exchange for the shares of Company Capital Stock formerly represented by such Book-Entry Shares (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder under all Book-Entry Shares so identified) to which such holder of Company Capital Stock shall have become entitled pursuant to Section 3.1(a)(i), and (B) one CVR for each share of Company Capital Stock held by such holder as of immediately prior to the Effective Time, representing the right to receive such holder’s pro rata portion of the Earnout Shares in accordance with Section 3.6 and the CVR Agreement. Any Book-Entry Shares shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, it shall be a condition of payment that such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article IIIshall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.3(b) payable with respect to such whole shares of Parent Common Stock.

(e) The Merger Consideration, including the CVRs payable in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, transfer is sought for Book-Entry Shares, such Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.3(d)) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to the shares of Parent Common Stock) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends and distributions) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4 Withholding Rights. Parent, the Surviving Company and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except in connection with either a failure of the Company to comply with Section 8.3(e) or with respect to any amounts treated as compensation, the Withholding Agent shall use commercially reasonable efforts to (i) notify each holder of Company Capital Stock at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct and withhold and (ii) cooperate with such holder to minimize any such deductions and withholding.

Section 3.5 Dissenters Rights.Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s rights to such appraisal under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be cancelled and cease to exist and shall be entitled only to such rights as are granted by Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.6 Earnout.

(a) Earnout Shares and CVRs. Each CVR shall entitle the holder to receive a pro rata portion of up to 12,082,313 shares of Parent Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”), if and when such Earnout Shares become issuable in accordance with the achievement of the milestones set forth in this Section 3.6 and the CVR Agreement.

(b) Release Procedures. If any of the milestones described below are achieved, Parent shall promptly notify the Exchange Agent and Stockholder Representative in writing describing the milestone and the number of Earnout Shares to be distributed by Parent to the Exchange Agent for further distribution to the holders on a pro rata basis to CVR holders in accordance with Section 3.6(g) and the CVR Agreement.

(c) Milestones. Earnout Shares shall be issued by Parent based on terms as are mutually agreed to by Parent and the Company on or before the Due Diligence Contingency Deadline. The number of Earnout Shares to be released shall be determined in accordance with Section 3.6(c) of the Company Disclosure Letter.

(d) Timing of Payment. Earnout Shares payable relating to the milestones set forth in Section 3.6(c) of the Company Disclosure Letter shall be issued as soon as reasonably practicable following the completion of Parent’s audit of the Surviving Company for the relevant period and shall be distributed to the CVR holders on a pro rata basis in accordance with the CVR Agreement.

(e) No Rights Until Issuance. CVRs do not entitle their holders to vote, receive dividends, or exercise any rights as holders of Parent Common Stock unless and until Earnout Shares are actually issued.

(f) Tax Treatment. The parties agree to treat the Earnout Shares, if and when issued, as additional Merger Consideration for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable law.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Capital Stock. As of the close of business on April 10, 2025 (the “Company Measurement Date”), (i) 4,823,127 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 846,368 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 651,465 shares of Company Series A-1 Preferred Stock were issued and outstanding, (iv) 442,402 shares of Company Series A-2 Preferred Stock were issued and outstanding, (v) 1,471,487 shares of Company Series B Preferred Stock were issued and outstanding, (vi) 1,204,040 shares of Company Series C Preferred Stock were issued and outstanding, (vii) 101,565 shares of Company Series D Preferred Stock were issued and outstanding, (viii) 2,979,860 Company Options were issued and outstanding, (ix) no shares of Company Capital Stock were held by the Company in its treasury, and (x) 15,096 shares of Company Common Stock were subject to outstanding Company Warrants. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, except for such preemptive rights as shall be waived in connection with the Company Stockholder Approval. Except as set forth above in this Section 4.2(a) and pursuant to the Company Convertible Notes, the Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a) and pursuant to the Company Convertible Notes, as of the Company Measurement Date, the Company does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options and other similar rights to purchase or receive shares of Company Capital Stock under the Company Equity Plan, or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each such Company Stock Award, the type of award granted, the number of shares of Company Common Stock subject to such Company

Stock Award, the date of grant, per share exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, the vesting status, whether the Company Stock Award is a non-statutory stock option or qualifies as an “incentive stock option” as defined in Section 422 of the Code, whether an election under Section 83(b) of the Code was timely filed, and whether (and to what extent) such Company Stock Award will be accelerated or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of all the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any equity-based or equity-linked compensatory arrangement other than as set forth in Section 4.2(b) of the Company Disclosure Letter. The Company is not under any obligation to issue shares of Company Capital Stock pursuant to any equity-based or equity-linked compensatory plan or arrangement other than as set forth in Section 4.2(b) of the Company Disclosure Letter. Each grant of a Company Stock Award was made in all respects in accordance with (A) the terms of the applicable compensation plan or arrangement of the Company; (B) all requirements set forth in applicable Contracts and (C) all applicable Laws. The per share exercise price of each currently outstanding Company Option was equal to the fair market value of a share of Company Common Stock on the applicable grant date. The Company does not have any liability in respect of any Company Option that was awarded with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has the requisite authority under the terms of the applicable Company Stock Award to take the actions contemplated by Section 3.2 of this Agreement.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth, as of the Company Measurement Date, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved 15,096 shares of Company Common Stock for future issuance pursuant to the Company Warrants.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of the Company Measurement Date, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the Company Measurement Date; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent accurate and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved 12,695 shares of Company Common Stock for future issuance pursuant to the Company Convertible Notes. Each of the Company Convertible Notes shall be converted in full into shares of Company Common Stock prior to the Closing.

Section 4.3 Subsidiaries. The Company does not have, nor has it ever had, any Subsidiaries. The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv)

resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a)of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self- regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Regulation A (including Form 1-U) or, as applicable, under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Financial Statements.

(a) True and complete copies of the unaudited balance sheet of the Company as at December 31, 2024, the audited balance sheet of the Company as at December 31, 2023, and the related unaudited and audited, as applicable, statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited balance sheet of the Company as at March 31, 2025 (the “Company Balance Sheet”), and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a)of the Company Disclosure Letter. Each of the Company Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2025, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since the date of the Company Balance Sheet that are not individually or in the aggregate material to the Company, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter, since March 31, 2025 until the date hereof: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to award agreements underlying Company Stock Awards granted under the Company Equity Plan in connection with a Company service provider’s termination of service, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than issuances of Company Stock Awards granted to Company service providers under the Company Equity Plan;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Company Charter or the Company Bylaws);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its properties or assets, or any present or former officer, independent contractor, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Law. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to the Company’s business, operations, properties, assets or the clinical laboratory tests marketed or performed by the Company and the software associated with such clinical laboratory tests (collectively, the “Company Products”). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted (collectively, “Permits”), except where such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.11 Health Care Regulatory Matters. Except as set forth in Section 4.11 of the Company Disclosure Letter:

(a) The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity for the Company), contract manufacturers, suppliers, and distributors (only to the extent each such contract manufacturer, supplier, or distributor is acting for the Company) are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its Company Products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) (“CLIA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of device products and clinical laboratory testing services, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, or any other aspect of providing health care, products or services, to the extent applicable to the Company, but in each case excluding Company Privacy Laws (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) The Company is not a party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, reports and statistical analyses, validations, and other data and conclusions derived therefrom, that are or were held for inspection by a Governmental Entity or utilized as the basis for or submitted in connection with any and all requests for a Permit from any Governmental Entity relating to any Company Product, when submitted to, or held for inspection by, such a Governmental Entity were true, complete and correct in all material respects as of the date of submission or inspection and any necessary or required updates, changes, corrections or modification to such applications, submissions, or reports have been submitted to the applicable Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under applicable Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company in respect of a Company Product for submission to, or held for inspection by, the U.S. Food and Drug Administration (the “FDA”) or other Governmental Entity have been, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Health Care Laws. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified by FDA or similar Governmental Entities. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion due to a safety concern or non-compliance with applicable Health Care Law, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) To the extent applicable, all operations related to the Company Products conducted by or for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820 and all comparable foreign regulatory requirements of any Governmental Entity.

(f) The Company has not received any written communication that alleges violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter, Untitled Letter, “It Has Come to Our Attention” letter, or any adverse action by a Governmental Entity relating to any Health Care Laws.

(g) There have been no seizures, corrections, removals, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of adverse action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products or any serious adverse events relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices”).

(h) There are no unresolved Safety Notices, and to the knowledge the Company, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Company Products or a termination or suspension of the performance, marketing, or distribution any of the Company Products.

(i) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission of a material fact, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law applicable in other jurisdictions in which the Company Products are marketed or intended to be marketed. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12 Benefit Plans.

(a) “Company Plans” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee and individual service provider benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, (x) sponsored, maintained, or contributed to (or required to be contributed to), by the Company for the benefit of any current or former employee or other individual service provider of the Company (or such employee or other individual service provider’s dependents) or (y) with respect to which the Company has any present or future liability or obligation (contingent or otherwise) or (z) with respect to which it is otherwise bound. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. The Company has provided or made available, on or before the Due Diligence Contingency Deadline, to Parent a current, accurate and complete copy of each material Company Plan, or if such material Company Plan is not in written form, a written summary of all of the material terms of such material Company Plan. With respect to each Company Plan, the Company has furnished or made available, on or before the Due Diligence Contingency Deadline, to Parent a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Company Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the service providers of the Company concerning the extent of the benefits provided under a Company Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the most recent completed plan year and as applicable (A) the

Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither the Company nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or other arrangement that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable Laws;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v) each Company Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement, the Company Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of funding, payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or independent contractor.

(d) The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f) No Company Plan provides medical health or long-term disability benefits that are not fully insured through an insurance contract.

(g) All contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time pursuant to each Company Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP.

Section 4.13 Labor and Employment Matters.

(a) The Company is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor relations, fair employment practices, affirmative action, terms and conditions of employment, collective bargaining, disability rights or benefits, immigration (including E-Verify or state equivalents and work authorizations and work visas and employment authorization), health and safety, wages, hours, overtime compensation, benefits, pay transparency and pay equity, workers’ compensation, child labor, hiring, promotion and separation of employees, working conditions, meal or break periods, privacy, recordkeeping, layoff and closing notification, paid sick time, leaves of absence, the collection and payment of withholding, social security, and/or payroll Taxes and similar Taxes, unemployment insurance and compensation, equal employment opportunity, discrimination, harassment, retaliation, reasonable accommodation, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b) All Persons who are, or in the last three (3) year have been, characterized and treated as independent contractors of the Company, are (or were) properly classified and treated as independent contractors under all applicable Laws, including wage Laws and Laws applicable to employee benefits. No current or former independent contractor of the Company has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as, an employee of the Company. All current and former employees of the Company in the last three (3) years have been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws. No current or former employees of the Company classified as exempt has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as non-exempt under applicable wage Laws. The Company has maintained adequate and legally compliant records regarding the service of its current and former personnel, including records of working time for non-exempt employees. All current and former non-exempt employees of the Company have been properly paid an overtime premium for all overtime hours worked.

(c) No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union or organization, or work rules or practices agreed to with any labor union or organization or employee association applicable to the Company’s employees. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. Except as would not be material, there are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement. To the knowledge of the Company, there is no, and in the last three (3) years the Company has not experienced any, labor strike, dispute, slowdown, picketing, stoppage, or lockout, and no such event is actually pending or threatened in writing or, to the knowledge of the Company, threatened orally against or directly affecting the Company.

(d) To the knowledge of the Company, no current officer of the Company intends, or is expected, to terminate such individual’s employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(e) During the three (3) years immediately preceding the date hereof, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, with respect to any current or former employee, applicant, independent contractor, or officer of the Company, there are, and during the last three (3) years, were, no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed (including with or by any Governmental Entity and including internal allegations raised to the Company), in connection with the employment or engagement of any current employee, independent contractor, or officer of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability. The Company is not, and has not been during the last three (3) years, a party to, or otherwise bound by, any consent decree, settlement or conciliation agreement with any Governmental Entity relating to prospective, current or former employees or employment practices or independent contractors.

(g) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(h) For the three (3) years immediately preceding the date hereof, (i) other than non-material concerns raised in the ordinary course of business, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement for which outstanding obligations remain related to allegations of sexual harassment, discrimination or other misconduct by any of its directors or officers described in clause (i) hereof.

Section 4.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has conducted its business in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes.

(a) The Company has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(c) The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like, the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is not and has never been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement) or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company which rulings remain in effect.

(i) The Company will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet or received in the ordinary course of business since the date of the Company Balance Sheet (v) to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(k) The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company is or may be subject to taxation by such jurisdiction of such type.

(m) There are no outstanding shares of Company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(n) To the Company’s knowledge, the Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) The Company is treated as a corporation for U.S. federal income tax purposes and applicable state Tax purposes.

(p) The Company has not taken, or failed to take, any action nor knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any Subsidiary of the Company or any other Person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth each contract that, as of the date of this Agreement, that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company were subject to the requirements of the Exchange Act) (all such contracts, in addition to those set forth in Section 4.16(b) of the Company Disclosure Letter, but excluding any Company Plans, “Company Material Contracts”).

(b) Section 4.16(b) of the Company Disclosure Letter lists the following contracts, in effect as of the date of this Agreement, which for the purposes of this Agreement shall be considered Company Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii) each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to the Company, in the case of the foregoing clause (D), which are material to the Company, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) (A) any Contract involving supply or distribution (identifying any that contain exclusivity provisions), (B) any Contract involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Contracts entered into in the ordinary course of business;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the transactions contemplated hereby;

(viii) each Contract relating to leases of real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company; and

(ix) any other Contract that is not terminable at will (with no penalty or payment) by the Company, and that is material to the business or operations of the Company.

(c) (i) Each Company Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, the Company has not receive any written notice of any material default under any Company Material Contract by the Company or of any event or condition that has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form.

Section 4.17 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. The Company has made available, on or before the Due Diligence Contingency Deadline, true and complete copies of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, the Company has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as currently conducted, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) The Company is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to the Company: (i) material patents and patent applications; (ii) material trademark registrations and applications; (iii) material copyright registrations and applications, ((i)-(iii), collectively, “Material Company Registered IP”) and (iv) a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (A) all of the Material Company Registered IP owned by the Company, and with respect to Material Company Registered IP not owned by the Company, to the knowledge of the Company, is subsisting, (B) any Material Company Registered IP that is registered or issued is, to the knowledge of the Company, valid and enforceable, (C) as of the date of this Agreement, Company has not received written notice that (x) any such Material Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Company Registered IP, or (y) any such action is threatened with respect to any of the Material Company Registered IP and (D) all Material Company Registered IP owned by the Company is owned exclusively by the Company, free and clear of any and all Liens (other than Permitted Liens), and any Material Company Registered IP not owned by the Company is, to the knowledge of the Company, free and clear of any and all Liens (other than Permitted Liens).

(b) Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all Contracts pursuant to which any material Intellectual Property is licensed to the Company (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to the Company, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof).

(c) Section 4.19(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Material Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Company Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit) that is exercisable by such Person after the Closing Date.

(d) To the knowledge of Company, the Material Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property.

(e) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) the Company has taken commercially reasonable steps, including by drafting and implementing written policies and procedures providing for reasonable administrative, technical, and physical controls, designed to protect the confidentiality, integrity, availability, and security of the computer and information technology systems used by the Company and the information stored or contained therein or transmitted thereby, and (ii) to the knowledge of the Company, there has been no unauthorized or improper use, loss, access, or transmittal, of such information in the possession or control of the Company.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) to the knowledge of the Company, the Company has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) by the Company (collectively, “Company Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of the Company, have been threatened in writing against the Company alleging a violation of any applicable Company Privacy Laws, and (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Company Privacy Laws; and (iv) the Company has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company against unauthorized or improper use, loss, access, or transmittal.

(i) To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Company Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to the Material Company Registered IP.

(j) Except as set forth on Section 4.19(j)of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of the Company under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company, including any of the agreements listed in Section 4.19(b) or Section 4.19(c) of the Company Disclosure Letter.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22 Related Party Transactions. Since January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company were subject to the requirements of the Exchange Act).

Section 4.23 Certain Payments. Neither the Company nor, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the Effective Time, Parent is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V and reliance on such other information or any representation or warranty is hereby expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (x) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available, on or before the Due Diligence Contingency Deadline, to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of the Agreement. None of Parent or Merger Sub is in violation of any provision of their respective Certificate of Incorporation or Bylaws.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). As of the close of business on April 10, 2025 (the “Parent Measurement Date”), (i) 30,119,843 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no shares of Parent Common Stock were held in treasury, (iii) an aggregate of 3,126,483 shares of Parent Common Stock were subject to the exercise of outstanding options to purchase shares of Parent Common Stock (the “Parent Options”), (iv) no shares of Parent Preferred Stock were issued and outstanding or held in treasury, and (v) warrants to purchase 12,951,510 shares of Parent Common Stock were issued and outstanding. Except as set forth above in this Section 5.2(a), Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of any Parent Options, as of the Parent Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3 Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a complete and accurate list of each Subsidiary of Parent and Merger Sub. Except as set forth in Section 5.3 of the Parent Disclosure Letter, neither Parent nor Merger Sub owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the holders of Company Capital Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt and approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject to (i) obtaining the approval of the Agreement and the transactions contemplated hereby, including the Merger and the Nasdaq Issuance Proposal, by the holders of a majority of the votes cast for such proposals (collectively, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, (iii) determining to submit the Parent Board Recommendation to the stockholders of Parent, and (iv) determining to approve and recommend the Parent Stockholder Proposals to the stockholders of Parent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The board of directors of Merger Sub (by unanimous written consent) has: (x) determined that the transactions contemplated hereby are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the transactions contemplated hereby and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby the transactions contemplated hereby, which consent has not been subsequently rescinded, modified or withdrawn in any way.

(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Common Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2025, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent has established and maintains a system of internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since January 1, 2025, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) Parent is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

(g) Except as set forth in Section 5.6(g)of the Parent Disclosure Letter, Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

Section 5.7 No Undisclosed Liabilities. Parent does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited balance sheet of Parent as at December 31, 2024 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 31, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since December 31, 2024 that are not individually or in the aggregate material to Parent, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Letter, since December 31, 2024, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) Parent has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to the terms of a Parent Plan, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than pursuant to the terms of a Parent Plan;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its properties or assets, or any present or former officer, director or employee of Parent in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Law. Parent is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Parent has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or products. Parent has in effect all material Permits of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except where such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Benefit Plans.

(a) “Parent Plans” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by the Parent for the benefit of any current or former employee, or other individual service provider of Parent (or such employee or other individual service provider’s dependents) or with respect to which the Parent has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 5.11 of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan. Parent has provided or made available, on or before the Due Diligence Contingency Deadline, to the Company a current, accurate and complete copy of each material Parent Plan, or if such material Parent Plan is not in written form, a written summary of all of the material terms of such material Parent Plan. With respect to each Parent Plan, Parent has furnished or made available, on or before the Due Diligence Contingency Deadline, to the Company a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Parent Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent concerning the extent of the benefits provided under a Parent Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the most recent completed plan year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither Parent nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i) each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(iv) none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA, and none of Parent nor any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v) each Parent Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement, the Parent Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or independent contractor of Parent to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or independent contractor.

(d) Parent is not a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which Parent is a party or by which Parent is otherwise bound to compensate any Person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f) No Parent Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 5.12 Labor and Employment Matters.

(a) Parent is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor relations, fair employment practices, affirmative action, terms and conditions of employment, collective bargaining, disability rights or benefits, immigration (including E-Verify or state equivalents and work authorizations and work visas and employment authorization, health and safety, wages, hours, overtime compensation, benefits, pay transparency and pay equity, workers’ compensation, child labor, hiring, promotion and separation of employees, working conditions, meal or break periods, privacy, recordkeeping, layoff and closing notification, paid sick time, leaves of absence, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment insurance and compensation, equal employment opportunity, discrimination, harassment, retaliation, reasonable accommodation, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent by employees.

(b) All current and former employees of the Parent in the last three (3) years have been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws. No current or former employees of the Parent classified as exempt has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as non-exempt under applicable wage Laws. The Parent has maintained adequate and legally compliant records regarding the service of its current and former employees, including records of working time for non-exempt employees. All current and former non-exempt employees of the Parent have been properly paid an overtime premium for all overtime hours worked.

(c) No employee of Parent is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union or organization, or work rules or practices agreed to with any labor union or organization or employee association applicable to the Parent’s employees. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent. Except as would not be material, there are no (i) unfair labor practice charges or complaints against Parent pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent that arose out of or under any collective bargaining agreement. To the knowledge of the Parent, there is no, and in the last three (3) years the Parent has not experienced any, labor strike, dispute, slowdown, picketing, stoppage, or lockout, and no such event is actually pending or threatened in writing or, to the knowledge of the Parent, threatened orally against or directly affecting the Company.

(d) To the knowledge of Parent, no current key employee or officer of Parent intends, or is expected, to terminate such individual’s employment relationship with Parent in connection with or as a result of the transactions contemplated hereby.

(e) During the three (3) years immediately preceding the date hereof, (i) Parent has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) Parent has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(f) Except as set forth on Section 5.12(f) of the Parent Disclosure Letter, with respect to any current or former employee, applicant, officer, independent contractor or other service provider of Parent, there are and have been no Actions against Parent in the last three (3) years pending, or to Parent’s knowledge, threatened to be brought or filed (including with or by any Governmental Entity and including internal allegations raised to the Parent), in connection with the employment or engagement of any current or former employee, officer, independent contractor or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability. The Parent is not, and has not been during the last three (3) years, a party to, or otherwise bound by, any consent decree, settlement or conciliation agreement with any Governmental Entity relating to prospective, current or former employees or employment practices or independent contractors.

(g) Except as set forth on Section 5.12(g) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.11above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent is a party.

(h) For the three (3) years immediately preceding the date hereof, (i) other than non-material concerns raised in the ordinary course of business, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors or officers or employees described in clause (i) hereof.

Section 5.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent has conducted its businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent under applicable Environmental Laws; (iv) Parent has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or as a result of any operations or activities of Parent at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent under any Environmental Law; and (vi) neither Parent nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.14 Taxes.

(a) Parent has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Parent has not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Parent has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is not or has never been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent which rulings remain in effect.

(i) Parent will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Parent is or may be subject to taxation by such jurisdiction of such type.

(m) There are no outstanding shares of Parent stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(n) To Parent’s knowledge, Parent has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) Each of Parent and Merger Sub is treated as a corporation for U.S. federal income tax purposes and applicable state Tax purposes.

(p) Neither Parent nor Merger Sub has taken, or failed to take, any action nor knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 5.14, where the context permits, each reference to Parent shall include a reference to any Subsidiary of Parent or any Person for whose Taxes Parent is liable under applicable law.

Section 5.15 Contracts.

(a) Except for any Parent Plans (which are the subject of Section 5.11) and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such contracts, excluding Parent Plans, “Parent Material Contracts”).

(b) Each Parent Material Contract is valid and binding on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent received any notice of any such material default, event or condition. Parent has made available, on or before the Due Diligence Contingency Deadline, to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 5.15(c) of the Parent Disclosure Letter, there are no Parent Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to the Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

Section 5.16 Insurance. Parent is covered by valid and currently effective insurance policies issued in favor of Parent that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Parent has made available, on or before the Due Diligence Contingency Deadline, true and complete copies of all material insurance policies issued in favor of Parent, or pursuant to which Parent is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement Parent has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of Parent, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 5.17 Properties.

(a) Parent has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent to conduct its businesses as currently conducted, free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent is in good working order (reasonable wear and tear excepted).

(b) Parent is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 5.17(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent and (ii) all real property leased for the benefit of Parent.

(d) This Section 5.17 does not relate to intellectual property, which is the subject of Section 5.18.

Section 5.18 Intellectual Property.

(a) Section 5.18(a) of the Parent Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to Parent: (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications ((i)-(iii), collectively, “Material Parent Registered IP”) and a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Material Parent Registered IP owned by Parent, and with respect to Material Parent Registered IP not owned by Parent, to the knowledge of Parent, is subsisting, (B) any Material Parent Registered IP that is registered or issued is, to the knowledge of Parent, valid and enforceable, (C) as of the date of this Agreement, Parent has not received written notice that (x) any such Material Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Parent Registered IP, or (y) any such action is threatened with respect to any of the Material Parent Registered IP, and (D) all Material Parent Registered IP owned by Parent is owned exclusively by Parent, free and clear of any and all Liens (other than Permitted Liens), and any Material Parent Registered IP not owned by Parent is, to the knowledge of Parent, free and clear of any and all Liens (other than Permitted Liens).

(b) Section 5.18(b) of the Parent Disclosure Letter accurately identifies (i) all Contracts pursuant to which any material Intellectual Property is licensed to Parent (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to Parent, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof).

(c) Section 5.18(c) of the Parent Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Material Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Parent Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit), in each case that is exercisable by such Person after the Closing Date.

(d) To the knowledge of Parent, the Parent Registered IP constitutes all Intellectual Property necessary for Parent to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property.

(e) Parent has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) Parent has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Material Parent Registered IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) Parent has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by Parent and the information stored or contained therein or transmitted thereby, and (ii) to the knowledge of Parent, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information in the possession or control of Parent.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof, (i) to the knowledge of Parent, Parent has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection and use by Parent of Personal Information (collectively, “Parent Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of Parent, have been threatened in writing against Parent alleging a violation of any applicable Parent Privacy Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Parent Privacy Laws and (iv) Parent has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by Parent against unauthorized or improper use, loss, access or transmittal.

(i) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Parent Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Material Parent Registered IP.

(j) Except as set forth on Section 5.18(i)of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of , or give rise to any right of any third party to terminate or modify any of Parent’s rights or obligations under any agreement under which Parent grants to any Person, or any Person grants to Parent, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent, including any of the agreements listed in Section 5.18(b) or Section 5.18(c) of the Parent Disclosure Letter.

Section 5.19 Related Party Transactions. Since January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Affiliates of Parent, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.20 Certain Payments. Neither Parent nor, to the knowledge of Parent, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.21 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 5.21 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates. Parent has furnished to Company a true and complete copy of any Contract between Parent and any Person identified on Section 5.21 of the Parent Disclosure Letter pursuant to which such Person could be entitled to any payment from Parent relating to the transactions contemplated hereby.

Section 5.22 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby. The Parent Board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of the Company, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company.

Section 5.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Parent is a party or is otherwise bound.

Section 5.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Merger Sub or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of

Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV and reliance on such other information or any representation or warranty is hereby expressly disclaimed.

Section 5.25 Health Care Regulatory Matters. Except as set forth in Section 5.24 of the Parent Disclosure Letter:

(a) Parent, and to the knowledge of Parent, each of its directors, officers, management employees, and agents (while acting in such capacity for Parent), are, and at all times prior hereto were, in material compliance with all applicable Health Care Laws to the extent applicable to Parent or its operations. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) Parent is not a party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, reports and other filings required to be filed with or maintained by any Governmental Entity under applicable Health Care Laws have been filed or maintained by Parent when required, and were true and complete in all material respects as of the date of submission or filing (or were timely corrected or supplemented). To the knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in the revocation, suspension, or limitation of any Permit held by Parent.

(d) Parent is not subject to any current, pending, or, to the knowledge of Parent, threatened investigation, audit, or enforcement action by any Governmental Entity related to Health Care Laws, and Parent has not received any written communication from any Governmental Entity alleging material non-compliance with any Health Care Laws.

(e) Neither Parent nor, to the knowledge of Parent, any of its officers, employees, or agents has (i) made any untrue or misleading statement of material fact, or (ii) omitted to state a material fact required to be disclosed, in any submission to a Governmental Entity, in each case in connection with compliance with Health Care Laws.

(f) Parent and, to the knowledge of Parent, each of its officers, employees, and agents, is not, and has not been, excluded from participation in any federal or state health care program or otherwise debarred, suspended, or excluded from contracting with any Governmental Entity, including under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(g) Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or affiliate of Parent has violated the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. § 3729 et seq.), or any other Health Care Laws applicable to managed care organizations, Medicare Advantage plans, Medicaid managed care plans, or similar state or federal programs.

Article VI
COVENANTS

Section 6.1 Operation of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (A) shares of Parent Common Stock from terminated employees, directors or independent contractors of Parent in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Parent or any of its Subsidiaries or (B) in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Plans in accordance with the terms of such award);

(ii) except with respect to the Concurrent Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Parent Common Stock under the Parent Plans consistent with past practice), or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) except with respect to the Concurrent Financing, (A) lend money to any Person (other than routine advances to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Parent Plans), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) enter into any material transaction outside the ordinary course of business consistent with past practice;

(vii) other than as required by applicable Law or the terms of any Parent Plan in effect as of the date of this Agreement: (A) grant any equity-based compensation not otherwise permitted pursuant to paragraph (ii) above, (B) cause or permit any Parent Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Plan disclosed to Company in Section 4.12(a)), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executive officers or directors, (D) increase the severance or change of control benefits offered to any current or new employees, directors or independent contractors, or (E) hire any executive officer;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;

(ix) make (other than consistent with past practice), change or revoke any material Tax election; file any material Tax Return in a manner inconsistent with past practice; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); surrender any right to any refund, offset or other reduction in Tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; enter into any Tax sharing or similar agreement (other than an Ordinary Course Agreement): or adopt or change any material accounting method in respect of Taxes;

(x) waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any Material Parent Registered IP (other than in the ordinary course of business and consistent with past practice)

(xiv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xv) enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

(xvi) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Parent is a party as of the date hereof;

(xvii) (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of its Subsidiaries;

(xviii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xix) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.2 Operation of Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (A) shares of Company Capital Stock from terminated employees, directors or independent contractors of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to the Company or (B) in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plans in accordance with the terms of such award);

(ii) except for a Qualified Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or settlement of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Parent Common Stock under the Company Plans consistent with past practice) or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) except with respect to a Qualified Financing, lend money to any Person (other than routine advances to employees of the Company in the ordinary course of business and consistent with past practice, pursuant to Company Plans), (B) incur or guarantee any indebtedness for borrowed money in an amount that is greater than One Million Dollars ($1,000,000), (C) guarantee any debt securities of others or (D) make any material capital expenditure or commitment;

(vi) enter into any material transaction outside the ordinary course of business consistent with past practice;

(vii) other than as required by applicable Law or the terms of any Company Plan in effect as of the date of this Agreement: (A) grant any equity-based compensation not otherwise permitted pursuant to paragraph (ii) above, (B) cause or permit any Company Plan to be amended other than as required by law or in order to make amendments for the purposes of Section

409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Plan disclosed to Parent in Section 5.11(a)), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former employees, directors or independent contractors, (D) increase the severance or change of control benefits offered to any former, current or new employees, directors or independent contractors, or (E) hire any officer, employee or independent contractor;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;

(ix) make (other than consistent with past practice), change or revoke any material Tax election; file any material Tax Return in a manner inconsistent with past practice; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); surrender any right to any refund, offset or other reduction in Tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; enter into any Tax sharing or similar agreement (other than an Ordinary Course Agreement): or adopt or change any material accounting method in respect of Taxes;

(x) waive, settle or compromise any pending or threatened Action against the Company;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any Material Company Registered IP (other than in the ordinary course of business and consistent with past practice);

(xiv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xv) enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

(xvi) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Company is a party as of the date hereof;

(xvii) other than in the ordinary course of business, (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company;

(xviii) other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xix) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such party’s Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary and (d) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the transactions contemplated hereby. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provide to the other party without causing such violation or waiver, and (D) in the case of subsection (iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections.

Section 6.4 No Solicitation.

(a) Each of Parent and the Company agrees that, at any time prior to the earlier of (i) (A) the receipt of approval of the Parent Stockholder Proposals by the Parent Stockholder Approval (solely with respect to Parent) or (B) the receipt of the Company Stockholder Approval (solely with respect to the Company) and (ii) the termination of this Agreement pursuant to Article IX, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, prior to the receipt of the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, in the case of the Parent and prior to the receipt of the Company Stockholder Approval, in the case of the Company, Parent or Company, as applicable, may furnish nonpublic information regarding Parent and its Subsidiaries or the Company, as applicable, to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board or Company Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither, in the case of Parent, Parent nor any Representative of Parent and, in the case of Company, Company or any Representative of Company, shall have breached this Section 6.4 in any material respect, (B) in the case of Parent, Parent Board and, in the case of Company, Company Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Parent Board’s fiduciary duties under applicable Law, in the case of Parent or Company Board’s fiduciary duties under applicable Law, in the case of Company (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Parent or Company, as applicable, receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Parent or Company, as applicable, furnishes such nonpublic information to the Company or Parent, as applicable (to the extent such information has not been previously furnished by Parent to the Company or by Company to Parent, as applicable). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such party for purposes of this Agreement.

(b) If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such person as soon as reasonably practicable after the date of this Agreement.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b)and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.6 Support Agreements. Within thirty (30) days of the date of this Agreement, (a) the Company shall have received duly executed support agreements, in form and substance reasonably satisfactory to the Company, from each officer and director of Parent who owns Parent Common Stock and from each holder of 5% or more of the outstanding Parent Common Stock, and (b) Parent shall have received duly executed support agreements, in form and substance reasonably satisfactory to Parent, from each officer and director of Company who owns Company Common Stock and from each holder of 5% or more of the outstanding Company Common Stock.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the Due Diligence Contingency Deadline, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Merger. Parent shall use its reasonable best efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff relating to the Registration Statement. Parent shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the parties shall reasonably cooperate with the other party and furnish all information concerning itself and their Affiliates, as applicable, to the other parties that is required by law to be include in the Registration Statement as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Registration Statement (including the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) If at any time before the Effective Time (i) any party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement,

(B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Merger for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the Company’s obligations in Section 7.1(a), the Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f) The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(g) As promptly as reasonably practicable following the date of this Agreement the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for each of its fiscal years required to be included in the Form S-4 (the “Company Audited Financial Statements”) and the Company will use commercially reasonable efforts to furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Unaudited Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto).

Section 7.2 Company Stockholder Approval.

(a) As promptly as practicable after the Due Diligence Contingency Deadline, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval.

(b) The Company shall use its commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Parent and its counsel shall be given reasonable opportunity to review and comment on all proxy materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 7.2(b).

(c) The Company agrees that, subject to Section 7.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the transactions contemplated hereby and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in manner adverse to Parent or to adopt, approve or recommend (or publicly adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 7.2(c), and subject to compliance with Section 6.4 and 7.2, at any time prior to the receipt of the Company Stockholder Approval, (i) the Company receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event” ), the Company Board may make a Company Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Parent desires to negotiate) and (3) if after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

Section 7.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Parent Stockholder Approval, including the Nasdaq Issuance Proposal and such other proposals that Parent and the Company may mutually agree upon (the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approvals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to Section 7.3(c), (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposals and shall solicit such approval within the timeframe set forth in Section 7.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.4 and Section 7.3, at any time prior to the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, (i) Parent receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent the Company desires to negotiate) and (3) if after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c)and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder meeting in accordance with Section 7.3(a)shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation or any Parent Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d- 9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The parties shall use commercially reasonable efforts to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such party in connection with the transactions contemplated hereby or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated hereby and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummations of this Agreement.

(b) Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Entity.

(c) Without limiting the generality of the foregoing, Parent shall give Company prompt (but no later than within two (2) Business Days) written notice of any litigation threatened or in writing against Parent and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation, and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld or delayed).

Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six- year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Disclosure. The parties shall mutually agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the transactions contemplated hereby unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by the Company or Parent in compliance with this Section 7.7. Notwithstanding the foregoing, a party need not consult with any other parties pursuant to the specific terms of this Section 7.7 in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.2(d), Section 7.3(d) or with respect to any Acquisition Proposal, Company Board Adverse Recommendation Change, Parent Board Adverse Recommendation Change, or pursuant to Section 7.3(e).

Section 7.8 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby, and to cause such shares to be approved for listing (subject to official notice of issuance), and (b) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time (the date of such conditional approval, the “Nasdaq Approval Date”). Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its representatives. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The party not filing the Nasdaq Listing Application will cooperate with the other party as reasonably requested by such filing party with respect to the Nasdaq Listing Application and promptly furnish to such filing party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 7.8. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 7.8.

Section 7.9 Tax Matters.

(a) Each of Parent, Merger Sub and the Company will (and will cause its respective Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action, or fail to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion to be prepared and submitted regarding the treatment of the Merger to the stockholders of the Company, Parent and the Company shall deliver to K&L Gates LLP (or other nationally recognized tax counsel) customary Tax representation letters reasonably satisfactory to K&L Gates LLP, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by K&L Gates LLP in connection with the preparation and filing of the Registration Statement.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne and paid equally by Parent and the Company. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(d) Notwithstanding anything to the contrary herein, Parent makes no representations or warranties to the Company, any holder of Company Capital Stock or any other security holders of the Company with respect to whether the Merger qualifies for the Intended Tax Treatment.

Section 7.10 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons listed on Sections 2.6(c) and 2.6(d) of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Company, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Sections 2.6(c)and 2.6(d) of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Company, as set forth therein, the party appointing such Person (as set forth on Sections 2.6(c)and 2.6(d) of the Parent Disclosure Letter) shall designate a successor but not less than five (5) days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law. The parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

Section 7.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.12 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by an officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of the Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of the Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

Section 7.13 Concurrent Financing. Prior to or concurrently with the Closing, Parent shall complete one or more private placements or public offerings of securities of Parent to raise minimum gross proceeds of $4,000,000, on such terms as are mutually agreed to by Parent and the Company provided, however, that if debt securities are sold or a loan is obtained the amount of the debt portion of such gross proceeds shall not exceed $2,000,000 (the “Concurrent Financing”).

Section 7.14 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

Section 7.15 401(k) Plans. If so directed by Parent at least 5 Business Days prior to the Closing Date, the Company Board shall, at least one Business Day prior to the Effective Time, adopt resolutions terminating any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”), effective no later than the day immediately preceding the Effective Time. The form and substance of such resolutions shall be subject to the reasonable approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed) and the Company shall provide Parent evidence that such resolutions have been adopted by the Company. The Company shall take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

Section 7.16 Stockholder Representative.

(a) Designation and Authority. Effective upon the adoption of this Agreement by the Company Stockholders, and without further act of any such Person, the Stockholder Representative shall be, and hereby is, appointed as the representative, agent, and attorney-in-fact of each former holder of Company Capital Stock for purposes of taking any and all actions and making any decisions required or permitted to be taken by the Stockholder Representative under this Agreement or the CVR Agreement, including, without limitation: (i) executing and delivering the CVR Agreement and any documents, certificates, or instruments ancillary thereto, (ii) enforcing rights and obligations of the holders of Company Capital Stock under this Agreement and the CVR Agreement, including with respect to the Earnout Shares, (iii) receiving notices or other communications pursuant to this Agreement or the CVR Agreement, (iv) waiving, amending or modifying any terms of this Agreement or the CVR Agreement (in each case, to the extent permitted by the respective agreement), and (v) taking any and all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.

(b) Reliance. Parent and its Affiliates shall be entitled to rely exclusively upon any communication, notice, decision, direction, instruction or action taken by the Stockholder Representative as being binding on the holders of Company Capital Stock, and shall have no liability to any Person for relying on the Stockholder Representative. The Stockholder Representative shall not be liable to the holders of Company Capital Stock with respect to any action taken or omitted to be taken in good faith, and may act upon the advice of counsel or experts.

(c) Replacement. If the Stockholder Representative resigns, dies, becomes incapacitated or declines to serve, the holders of a majority in interest of the CVRs may, by vote at a meeting or by written consent, appoint a replacement Stockholder Representative, and Parent shall be notified promptly of such replacement.

(d) Reimbursement and Indemnification. The Stockholder Representative shall not receive compensation for its services but shall be entitled to reimbursement from the Parent for any out-of-pocket expenses, including legal fees, reasonably incurred in connection with the performance of its duties. The Stockholder Representative shall be indemnified and held harmless by the Parent, on a pro rata basis, for any losses, liabilities, damages, or expenses (including reasonable attorney’s fees) incurred in connection with the performance of its obligations hereunder, except to the extent arising out of the Stockholder Representative’s fraud or willful misconduct.

Section 7.17 CVR Agreement. Prior to the Closing, Parent and the Stockholder Representative shall negotiate in good faith and execute the CVR Agreement in a form to be mutually agreed upon, to govern the terms of the CVRs. The CVR Agreement shall provide for, among other things, (a) the right of holders of CVRs to receive their pro rata share of the Earnout Shares upon satisfaction of the earnout milestones set forth in Section 3.6(d), (b) administration and enforcement rights of the Stockholder Representative, and (c) customary provisions relating to non-transferability, notice, reporting, and dispute resolution.

Section 7.18 Disclosure Letters. Parent and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and agree that: (a) the Parent Disclosure Letter and the Company Disclosure Letter modify, supplement, qualify, or make exceptions to representations, warranties, covenants or conditions contained in this Agreement but shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this agreement; (b) the Parent Disclosure Letter and the Company Disclosure Letter are not final as of the date of this Agreement and will be negotiated and prepared by officers and agents of Parent and Merger Sub, on the one hand, and the Company, on the other hand, after the date of this Agreement; and (c) the final Parent Disclosure Letter and the final Company Disclosure Letter shall be as agreed by Rajiv Shukla (on behalf of Parent and Merger Sub) and Jonathan Cohen (on behalf of the Company) pursuant to a written instrument or acknowledgement signed by each of Rajiv Shukla and Johnathan Cohen.

Article VIII
CLOSING CONDITIONS

Section 8.1 Conditions Precedent of each Party. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement and has not been withdrawn.

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the transactions contemplated hereby illegal.

(c) Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the Company Stockholder Approval.

(d) The Persons listed on Section A of each of the Company Disclosure Letter and Parent Disclosure Letter shall have executed and delivered to the Parent the Lock-Up Agreement.

(e) The approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(f) Parent shall have completed the Concurrent Financing.

(g) Each of Parent and the Company shall have completed, to its satisfaction (in its sole discretion) its legal, financial, and operational due diligence with respect to the other party and its Subsidiaries on or before the filing of the Registration

Statement, and such party shall not have identified any matter during the course of its investigation that would, in its judgment, render it inadvisable to proceed with the transactions contemplated by this Agreement (the “Due Diligence Contingency”).

(i) Management and Board Compensation. Parent and the Company shall have mutually agreed in writing on the post-Closing appointments and compensation of the officers and directors of Parent and the Surviving Company and shall have agreed on the organizational and reporting structure of such individuals.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of Parent and Merger Sub made in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (v) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such particular date).

(b) Performance of Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by an officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied; and

(ii) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 7.10.

(e) Maintenance of Nasdaq Listing. The Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Nasdaq Approval Date.

(f) Special Conditions. During the period from the date of this Agreement to the Due Diligence Contingency Deadline, the following conditions (the “Company Special Conditions”) must be satisfied to the Company’s satisfaction, in its sole discretion. If, by the end of the Due Diligence Contingency Deadline, the Company has not delivered written notice to Parent confirming that all Special Conditions have been satisfied or waived, the Company shall have the right, but not the obligation, to terminate this Agreement by written notice to Parent, in which case this Agreement shall be of no further force or effect and no party shall have any further liability or obligation hereunder.

(i) Nasdaq Continued Listing and Plan. Parent shall have delivered to the Company a written, credible plan to maintain the continued listing of the shares of Parent Common Stock on the Nasdaq Capital Market following the Effective Time, in form and substance reasonably satisfactory to the Company.

(ii) Liabilities and Litigation Plan. Parent shall have delivered to the Company a written plan to address any outstanding liabilities or pending or threatened litigation of Parent, in form and substance reasonably satisfactory to the Company and its outside counsel.

(iii) Budget and Cash Flow Plan. Parent and the Company shall have mutually agreed in writing to a budget and cash flow plan for the Parent and Surviving Company, demonstrating that the Surviving Company will achieve net operating efficiencies and savings sufficient to reach break-even operations based solely on the proceeds received in the Concurrent Financing.

Section 8.3 Conditions Precedent of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company made in this Agreement (other than the Company Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such particular date).

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate executed by an officer of the Company certifying (a) that the conditions set forth in Section 8.3(a), (b), and (c)have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 7.12 is true and accurate in all respects as of the Closing Date.

(e) Company Convertible Notes. The Company Convertible Notes shall have automatically converted into Company Common Stock prior to the Effective Time in accordance with their terms.

(f) FIRPTA. Parent shall have received a certificate duly executed by an authorized officer of the Company (in form and substance reasonably satisfactory to Parent) conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3).

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Proposals by Parent’s stockholders, unless otherwise specified below):

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by September 30, 2025 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d) by Parent if the Company Stockholder Approval shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to obtaining the Parent Stockholder Approval) if any Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to obtaining the Company Stockholder Approval) if any Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i) by the Company if the Parent fails to satisfy any of the Company Special Conditions on or before the Due Diligence Contingency Deadline.

(j) by the Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(k) by either the Company or Parent if, on or before May 26, 2025, the 45thday following the date of this Agreement (the “Due Diligence Contingency Deadline”), such party determines that the Due Diligence Contingency will not be satisfied, including for the failure of the other party to deliver the Company Disclosure Letter or Parent Disclosure Letter, as applicable, by the Due Diligence Contingency Deadline, and delivers written notice to the other party or parties of termination on this ground on or before the Due Diligence Contingency Deadline.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, Section 9.4 and Article X (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 and Section 9.4 shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided however, that the Company shall pay the fees associated with the Nasdaq Listing Application and any filing fees pursuant to Section 7.4(a) and Section 7.4(b) and Parent shall pay, among other things, all other costs, fees, and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

Section 9.4 Termination Fee.

(a) If this Agreement is terminated by (i) the Company either (A) pursuant to Section 9.1(b) or Section 9.1(e) (when in either such case at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)) or (B) pursuant to Section 9.1(f) or (ii) by Parent pursuant to Section 9.1(k) (unless at the time of such termination a Company Material Adverse Effect has occurred and is continuing), the Parent shall pay to the Company a termination fee in the amount of $2,000,000 (the “Termination Fee”) within 5 Business Days of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company.

(b) The parties agree that, subject to Section 9.2, the payment of the Termination Fee as set forth in Section 9.4(a) shall be the sole and exclusive remedy of the Company following a termination of this Agreement under the circumstances described in Section 9.4(a), it being understood that in no event shall Parent or Merger Sub be required to pay the Termination Fee on more than one occasion. Subject to Section 9.2, following the payment of the Termination Fee, (i) neither Parent nor Merger Sub shall have any further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent or Merger Sub giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, (ii) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parent or Merger Sub (or any of its respective stockholders, directors, officers, employees, Subsidiaries, Affiliates, agents or other Representatives) in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated and (iii) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated. Each of the parties acknowledges that (x) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (y) without these agreements, the parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.4 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable; provided, however, that nothing in this Section 9.4(b)shall limit the rights of the parties under Section 10.10.

Article X
GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Company (following the Closing), to:

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer

E-mail: bcassaday@healthxage.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge

Email: michael.hedge@klgates.com

(ii) if to Company, to:

20/20 Biolabs, Inc.

15810 Gaither Road, Suite 235

Gaithersburg, MD 20877

Attention: Jonathan Cohen

Email: jcohen@2020gene.com

with a copy (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua

E-mail: lou@bevilacquapllc.com

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 10.6 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.5.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action, suit or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10 Specific Performance. The parties agree that (i) irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and (ii) monetary damages would be both incalculable and an insufficient remedy for such failure or breach. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action, suit or proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chairman and Chief Executive Officer

LONGEVITY HEALTH BIOMARKERS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chief Executive Officer and President

20/20 BIOLABS, INC.

By: /s/ Jonathan Cohen

Name: Jonathan Cohen

Title: Chief Executive Officer

Solely in the capacity as the Stockholder Representative,

/s/ Jonathan Cohen

Jonathan Cohen

April 14, 2025

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Ladies and Gentlemen:

We have acted as counsel to Longevity Health Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the issuance and sale by the Corporation from time to time of shares (the “Offering Common Stock”) of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) having an aggregate maximum offering price of up to $2,000,000 (the “Offering”) pursuant to that certain Sales Agreement, dated April 14, 2025 (the “Sales Agreement”), by and between the Corporation and Brookline Capital Markets, a division of Arcadia Securities, LLC, as sales agent (the “Sales Agent”).

This opinion letter is being delivered in accordance with the requirements of Paragraph 29 of Schedule A of the Securities Act and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering the opinion set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-284670) (the “Registration Statement”), including the exhibits filed therewith; (ii) the base prospectus included in the Registration Statement relating to the Common Stock; (iii) the prospectus supplement relating to the Offering filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2025 (the “Prospectus Supplement”); (iv) the Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 14, 2023, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on August 1, 2023, the Certificate of Designations setting forth the rights, powers and preferences of the Company’s Series A Convertible Voting Preferred Stock, as filed with the Secretary of State on August 9, 2023 and the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State on March 5, 2025; (v) the Corporation’s Bylaws, as amended to date; (vi) resolutions adopted by the Board of Directors of the Corporation (the “Board”) on April 10, 2025 relating to the Sales Agreement and the delegation of certain power and authority of the Board to the Sales Agent and to certain officers of the Corporation (such resolutions, the “Board Resolutions” and such officers of the Corporation, collectively, the “Authorized Officers” and each, an “Authorized Officer”); and (vii) the Sales Agreement. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we also have relied on a certificate of an officer of the Company.

For purposes of rendering our opinions below, we have not reviewed any document other than the documents listed above. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed herein.

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and that each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; and (iv) that there are no documents or agreements by or among any of the parties to the Sales Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter. We have further assumed the legal capacity of all natural persons and we have assumed that (i) each party to the documents we have examined or relied on (the “Reviewed Documents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Reviewed Documents: (a) has the legal capacity, power and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (b) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents, and (c) has duly executed and delivered the Reviewed Documents; and (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

In addition, we have assumed that: (i) the Corporation will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance and sale of shares of Offering Common Stock to provide for such issuance and sale; (ii) the issuance of all shares of Offering Common Stock will be duly recorded in the Corporation’s stock ledger upon issuance; (iii) the Sales Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; (iv) that (a) each Authorized Officer will exercise the authority delegated to such Authorized Officer by the Board Resolutions and (b) the Sales Agent will exercise any authority delegated to the Sales Agent by the Board Resolutions wholly in accordance with the Board Resolutions and the relevant Placement Notice (as defined in the Sales Agreement and hereinafter, a “Placement Notice”) delivered by the Corporation under the Sales Agreement; (v) the number of shares of the Offering Common Stock issued and sold in the Offering will not exceed the maximum number of shares of Common Stock authorized to be issued by the Board Resolutions, determined by the relevant Authorized Officer and set forth in the relevant Placement Notice; (vi) each Placement Notice delivered under the Sales Agreement will comply with the Board Resolutions; (vii) the Corporation (or the Sales Agent on behalf of the Corporation) will have received (a) the minimum consideration for each of the shares as has been fixed by the Board Resolutions, determined by the relevant Authorized Officer and set forth in the relevant Placement Notice delivered pursuant to the Sales Agreement prior to such issuance and sale (the “Minimum Consideration”), and (b) the consideration for each such share (not less than the Minimum Consideration) established by the Sales Agent in accordance with the Sales Agreement prior to such issuance and sale (the “Share Consideration”); (viii) either (a) upon the issuance of each such share, such share is evidenced by a certificate that has been duly executed and delivered or (b) the Board of Directors has adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to the issuance of each such share and, within a reasonable time after the issuance of such uncertificated share, the registered owner thereof will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; and (ix) the issuance of shares of the Offering Common Stock in the Offering will not increase the proportionate share of Common Stock held by any interested stockholder (with the meaning of Section 203(c) of the DGCL) of the Corporation. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction, including any foreign jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority. We express no opinion on the effects of principles of equity on our opinion set forth below, including the laws governing the fiduciary duties of directors, officers, and stockholders.

Based on and subject to the foregoing, and assuming that (i) the Registration Statement and any required post-effective amendment thereto will be effective and will comply with all applicable laws at the time the relevant Securities are offered or issued as contemplated by the Registration Statement or any such post-effective amendment; (ii) the shares of the Offering Common Stock will be issued and sold, as applicable, in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iii) the Board Resolutions will not have been rescinded, revoked or otherwise modified prior to the delivery of any Placement Notice or any issuance and sale of shares of Offering Common Stock in the Offering; (iv) the shares of the Offering Common Stock are issued and sold in the Offering in accordance with the Placement Notice against payment of the Share Consideration; (v) the Corporation will remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (vi) the additional qualifications and other matters set forth in this opinion letter, it is our opinion that the shares of the Offering Common Stock issued and sold in the Offering will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Corporation’s Current Report on Form 8-K filed on April 14, 2025, and to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

EXHIBIT 99.1

LONGEVITY HEALTH HOLDINGS ANNOUNCES EXECUTION OF MERGER AGREEMENT WITH 20/20 BIOLABS

Pittsburgh, PA & Gaithersburg, MD. Apr 14, 2025

Longevity Health Holdings, Inc. (Nasdaq: XAGE), a company focused on human longevity and healthy aging through technologically innovative and clinically proven products in regenerative bio-aesthetics, diagnostics, and nutrition (“Longevity”, the “Company”, “we”, “our”, or “us”), today announced the execution of a merger agreement (the “Merger”) with 20/20 BioLabs, Inc. (“20/20”), a leading provider of innovative laboratory tests for the early detection and the proactive management of chronic disease risk, to combine the companies in an all-stock transaction. Following the closing of the Merger (the “Closing”), the combined company is expected to continue to trade on Nasdaq under the symbol “XAGE.”

This Merger follows Longevity’s acquisition of Elevai Skincare in January 2025. The combination with 20/20 advances the Company’s March 10, 2025 announcement of its new strategy to build a footprint in diagnostics to drive synergies with its existing bio-aesthetic portfolio of products and its contemplated expansion into nutrition. Following the Closing, the Company will seek to address the epidemic of chronic disease in America under the banner “Healthy Aging, Inside and Out™”, increasingly recognized as an urgent priority by healthcare leaders and policy makers.

Highlights of the 20/20 business are:

•
Operates a CLIA Licensed, CAP Accredited lab in Gaithersburg, MD
•
Offers OneTestTM, a multi-cancer early detection (MCED) blood test for more than a dozen tumor types including those of the lung, pancreas, ovaries, and liver starting at under $200. A 2024 blinded study by the U.S. National Cancer Institute demonstrated that OneTestTM, likely detects many types of cancers at earlier stages than other leading MCEDs.
•
Integrated OneTestTMinto routine physical evaluation for thousands of American firefighters and military veterans who may be at a higher risk of cancer.
•
The only MCED on the market that uses capillary blood specimens for less painful sample collection.
•
A pilot with Giant Food, the largest supermarket chain in the Washington, D.C. area, is expected to be announced this week.
•
Expects to launch a “longevity test” Spring 2025 that analyzes several inflammatory biomarkers associated with chronic diseases and unhealthy aging. This product will offer evidence-based diet and lifestyle recommendations to improve health span.
•
Over ten consecutive quarters of sales growth.

Highlights of the post-Closing combined company are:

•
Post-Closing equity valuation of the combined company is expected to be approximately $99 million, with 20/20 having a pre-money equity valuation at approximately $50 million.
•
Expected to double Longevity’s fiscal year 2025 anticipated revenue from approximately $3-4 million to approximately $7-8 million.
•
Expected to realize over $1 million in operational savings and synergies in fiscal year 2025.
•
Longevity will offer 20/20 diagnostic tests to its network of physicians to help them design patient-specific bio-aesthetic protocols based on healthy aging.
•
Longevity will offer skincare products to 20/20’s customer base of thousands of firefighters who are routinely exposed to extreme environments.
•
Upon the Closing, Mr. Rajiv Shukla, Chairman and CEO of Longevity, will remain Chairman while Mr. Jonathan Cohen will be appointed CEO of the combined company.

Said Mr. Jonathan Cohen, CEO of 20/20, “We are excited by the market, product and operational synergies between 20/20 and Longevity. We believe 20/20 is a leader in offering access to lab testing in non-traditional settings, such as homes and retail locations. We expect this Merger will expand our reach to MedSpas and other channels covered by Longevity’s existing customer base.”

Said Mr. Rajiv Shukla, Chairman and CEO of Longevity, “We are happy to announce a merger with 20/20 in line with our previously announced corporate rebranding and acquisition strategy. This merger is expected to double our fiscal year 2025 revenue forecast and put us on the path to profitability. Additionally, there are exciting product and market synergies between our product portfolios. We anticipate announcing further acquisitions in fiscal year 2025 that we believe will be value accretive to our stockholders.”

About the Proposed Merger

20/20 pre-Merger stockholders are expected to own approximately 50.1% of the combined company and Longevity pre-Merger stockholders are expected to own approximately 49.9% of the combined company upon the Closing, prior to the additional concurrent financing transaction. The percentage of the combined company that each company’s former stockholders are expected to own may be adjusted based on the achievement of the earnout milestones, which would result in an increase in the percentage ownership of the pre-Merger 20/20 stockholders. The transaction has been unanimously approved by the Board of Directors of both companies and is expected to close in the third quarter of 2025, subject to customary closing conditions, including approvals by the stockholders of each company.

Management and Organization

Following the Merger, the combined company will be led by a management team mutually selected by the parties. The merger agreement provides that the Board of Directors of the combined company will be composed of six members, including three directors designated by 20/20 and three directors designated by Longevity.

About 20/20:

20/20 develops and commercializes innovative laboratory tests for the early detection and the proactive management of chronic disease risk. It offers the only multi-cancer early detection blood test available for under $200, accessible at home or at retail locations.

About Longevity:

Longevity Health Holdings is focused on longevity and healthy aging, encompassing the latest scientific advances in regenerative bio-aesthetics, diagnostics, and nutrition. Our products are aimed at helping people look and feel their best at any age. The Company currently offers two regenerative technologies for skin and hair health: the Carmell Secretome™ and Elevai ExosomesTM. The Carmell Secretome™ is a powerful blend of growth factors, proteins, peptides and bio-lipids derived from allogeneic human platelets, the body’s principal healing and regenerative cell. Elevai ExosomesTM are derived from human umbilical mesenchymal stem cells which are known to contain a greater number of proteins than exosomes from non-stem cell sources.

Forward-Looking Statements:

This press release contains forward-looking statements that are based on beliefs, assumptions and information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. However, not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the structure, timing and completion of the proposed Merger; expectations regarding the ownership structure of the combined company; the anticipated timing of the Closing; the expected executive officers and directors of the combined company; expectations regarding the structure, timing and completion of a concurrent financing, including investment amounts from investors, timing of Closing, expected proceeds and impact on ownership structure; the combined company’s expected post-Closing revenue and operational savings and synergies following the Merger; the future operations and products of the combined company; and the location of the combined company’s corporate headquarters. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, risks related to (i) the risk that the conditions to the Closing are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed Merger and the ability of each company to consummate the proposed Merger; (iii) risks related to Longevity’s ability to maintain its listing on the Nasdaq Capital Market and to manage its operating expenses and its expenses associated with the proposed Merger pending the Closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed Merger; (v) the risk that as a result of adjustments to the exchange ratio, each company’s stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Longevity’s common stock relative to the value suggested by the exchange ratio; (vii) unexpected costs, charges or expenses resulting from the transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance the commercialization, development and marketing of its products; (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed Merger, including with respect to future financial and operating results; (xi) the risk that the concurrent financing is not consummated prior to the Closing; (xii)risks related to the diversion of management’s attention from our ongoing business; (xiii) the risk of unknown liabilities arising after the Merger; (xiv) the ability to recognize anticipated benefits from our commercial products, R&D pipeline, distribution agreements, changes in applicable laws or regulations; (xv) the possibility that we may be adversely affected by other economic, business, and/or competitive factors, and (xvi) other risks and uncertainties, those described under the header “Risk Factors” in the Annual Report on Form 10-K filed by Longevity with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025, and in our other reports filed with the SEC. Most of these factors are outside of Longevity’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Except as required by law, we undertake no obligation to publicly update any forward-looking statement contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U S. Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This communication relates to the proposed Merger involving 20/20 and Longevity and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, Longevity will file relevant materials with the SEC, including a registration statement on Form S-4 (the “Form S-4”) that will contain a proxy statement (the “Proxy Statement”) and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that Longevity may file with the SEC and or send to Longevity’s stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF LONGEVITY ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LONGEVITY, THE PROPOSED MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Form S-4, the Proxy Statement and other documents filed by Longevity with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Longevity with the SEC will also be available free of charge on Longevity’s website at www.healthxage.com, or by contacting Bryan Cassaday at bcassaday@healthxage.com.

Participants in the Solicitation

Longevity, 20/20, and their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies from Longevity’s stockholders with respect to the proposed Merger under the rules of the SEC. Information about the directors and executive officers of Longevity is set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 31, 2025, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Contact:

Bryan Cassaday

bcassaday@healthxage.com